LOIS J. SCHIFFER
Assistant Attorney General
Environment and Natural Resources Division
MICHAEL D. ROWE
Environmental Defense Section
Environment & Natural Resources Division
United States Department of Justice
P.O. Box 23986 L'Enfant Plaza Station
Washington, D.C. 20026-3986
Telephone: (202) 514-3144
Facsimile: (202) 514-2584

REGINA R. BELT
Environmental Enforcement Section
Environment and Natural Resources Division
United States Department of Justice
801 B Street Suite 504
Anchorage, Alaska 99501-3657
Telephone: (907) 271-3456
Facsimile: (907) 271-5827

Attorneys for the United States


                       IN THE UNITED STATES DISTRICT COURT

                               DISTRICT OF ALASKA


UNITED STATES OF AMERICA,
                                         Plaintiff,

               v.

ALASKA RAILROAD CORPORATION,
CHUGACH ELECTRIC ASSOCIATION,
INC., WESTINGHOUSE ELECTRIC
CORPORATION, SEARS, ROEBUCK AND
CO., MONTGOMERY WARD & CO., INC.,
J.C. PENNEY COMPANY, INC.,
BRIDGESTONE/FIRESTONE, INC.,
                                         Defendants.
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No.            A91-0589-CV (JWS)

PARTIAL CONSENT DECREE
                                                                   )

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 1

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                                TABLE OF CONTENTS


I.      BACKGROUND............................................  3

II.     JURISDICTION..........................................  5

III.    PARTIES BOUND.........................................  5

IV.     DEFINITIONS...........................................  6

V.      PAST RESPONSE, DOJ ENFORCEMENT, RI/FS,
        AND OVERSIGHT COSTS................................... 12

        o         PAYMENT AND REIMBURSEMENT
                 OF COSTS..................................... 12

        o         FAILURE TO COMPLY WITH REQUIREMENTS
                 OF CONSENT DECREE............................ 19

        o         COVENANTS BY PLAINTIFF;
                 RESERVATIONS OF RIGHTS....................... 21

       o         COVENANTS BY THE SETTLING PRPS............... 23

        o         EFFECT OF SETTLEMENT; CONTRIBUTION
                 PROTECTION: ACTIONS.......................... 25

VI.     AGREEMENTS REGARDING FUTURE COSTS..................... 28

VII.    SITE ACCESS AND COOPERATION........................... 36

VIII.   RETENTION OF RECORDS.................................. 37

IX.     NOTICES AND SUBMISSIONS............................... 40

X.      FEDERAL CONTRACTING................................... 42

XI.     ANTI-DEFICIENCY ACT PROVISION......................... 42

XII.    RETENTION OF JURISDICTION............................. 43

XIII.   INTEGRATION AND APPENDICES............................ 43

XIV.    LODGING AND OPPORTUNITY FOR PUBLIC COMMENT............ 43

XV.     SIGNATORIES AND SERVICE............................... 44



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                                  I. BACKGROUND
         A. The United States of America ("United States"), on behalf of the Administrator of the United States Environmental Protection Agency ("EPA"), filed a complaint in this matter pursuant to Section 107(a) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss. 9607(a), as amended ("CERCLA"), seeking reimbursement of response costs incurred and to be incurred for response actions taken at or in connection with the release or threatened release of hazardous substances at the Standard Steel and Metals Salvage Yard Superfund Site in Anchorage, Alaska (the "Site" or the "Standard Steel Site").
         B. Defendant Chugach Electric Association, Inc. ("Chugach") subsequently entered into an Administrative Order on Consent ("AOC") with EPA, pursuant to which Chugach has performed a Remedial Investigation and Feasibility Study ("RI/FS") for the Site and is performing additional work at the Site. The AOC, as amended by this Partial Consent Decree, also provides for payment by Chugach of 38.5% of response costs incurred or to be incurred by the United States in the course of overseeing performance of the RI/FS and implementing the AOC ("Oversight Costs" (defined in Section IV. below)).
     C. Some of the Defendants have alleged that certain federal agencies and instrumentalities are among the classes of persons identified in Section 107(a) of CERCLA as liable for response costs incurred with respect to the Site. These federal agencies and
CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 3

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instrumentalities (the "Settling Federal Entities") have entered into a separate
Funding Agreement with Chugach (the "First Funding Agreement"), pursuant to which the Settling Federal Entities are reimbursing to Chugach 75% of RI/FS Costs (defined in Section IV. below), exclusive of Scrap Removal Costs (defined in Section IV. below). Pursuant to the First Funding Agreement, as amended by this Partial consent Decree, the Settling Federal Entities have agreed to fund 61.5% of Oversight Costs.
         D. In order to gain access to the Site to perform the RI/FS, a large volume of scrap metal and debris was required to be removed from the Site, and, pursuant to a Second Funding Agreement for Removal of Scrap (the "Second Funding Agreement"), the Settling Federal Entities and all of the Defendants other than Sears, Roebuck and Co. paid for the costs of that scrap removal.
         E. The United States and the Defendants ("the Parties") have now agreed to settle the United States' claims for Past Response Costs (defined in Section
IV. below), DoJ Enforcement Costs (defined in Section IV. below), and Oversight Costs, and the Settling Federal Entities and the Defendants have decided to allocate among themselves RI/FS Costs, Oversight Costs, Past Response Costs and DoJ Enforcement Costs. Further, the Settling Federal Entities and Defendant Alaska Railroad Corporation have agreed to pay for a fixed percentage of Future Costs (defined in Section IV. below) and to allocate those costs between them, and the remaining Defendants have further agreed that this fixed percentage shall be the fair share of ARRC and the Settling Federal

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 4

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Entities in contribution for Future Costs.
         F. The Defendants do not admit any liability to the United States arising out of the transactions or occurrences alleged in the Complaint. The Settling Federal Entities do not admit any liability arising out of the transactions or occurrences alleged in any counterclaim asserted by the Defendants.
         G. The Parties agree, and this Court by entering this Partial Consent Decree ("Decree") finds, that this Decree has been negotiated in good faith, will avoid prolonged and complicated litigation between and among the Parties and that entry of this Decree is fair, reasonable, and in the public interest.
         NOW, THEREFORE, with the consent of the Parties to this Decree, it is ORDERED, ADJUDGED, AND DECREED:
                                II. JURISDICTION
1. This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. ss.ss. 1331 and 1345 and 42 U.S.C. ss.ss. 9607 and 9613(b) and also has personal jurisdiction over the Defendants. For purposes of this Decree, the Parties agree not to challenge this Court's jurisdiction to enter, modify, enforce and/or terminate this Decree.
                               III. PARTIES BOUND
         2. This Decree shall apply to and be binding upon the United States, and upon each of the Defendants and their successors and assigns. Any change in ownership or corporate or other legal status, including, but not limited to, any transfer of assets or real or personal property, shall in no way alter the status or

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 5

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responsibilities of the Defendants under this Decree.
                                 IV. DEFINITIONS
         3. Unless otherwise expressly provided herein, terms used in this Decree which are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in CERCLA or in such regulations. Whenever the terms listed below are used in this Decree, the following definitions shall apply:
         a. "Administrative Order on Consent" or "AOC" shall mean the Administrative Order on Consent between EPA and Chugach Electric Association, Inc. effective as of September 25, 1992, as amended on July 6 and October 24, 1994, pursuant to which Chugach has performed a Remedial Investigation and Feasibility Study for the Standard Steel Site and is performing additional work at the Site. Paragraphs 21.1, 21.2, 21.3, and 21.4 of the AOC are amended in part by Paragraphs
         5.b.i., 5.b.ii., 5.d., 5.e., and 5.f.i. of this Decree. Except for paragraphs 21.1, 21.2, 21.3, and 21.4, all of the terms and conditions of the AOC, as previously amended, are in full force and effect and are not affected by this Decree. A copy of the AOC, inclusive of the 1994 amendments, is attached as Appendix 1 to this Decree. b. "Aliquot Share" shall mean the percentage of Past Response Costs, DoJ Enforcement Costs, RI/FS Costs and Oversight Costs that the Defendants and the Settling Federal Entities have agreed each of them will pay or otherwise incur under this Decree.

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         c.       "CERCLA" shall mean the Comprehensive Environmental
         Response, Compensation, and Liability Act of 1980, as amended,
         42 U.S.C. ss.ss. 9601-9675.
         d. "Credit" shall mean, as to Chugach, the difference, if any, between the amount of RI/FS Costs and Oversight Costs expended or owed by Chugach under the AOC and this Decree, as reduced by all amounts actually reimbursed to it under this Decree and the First Funding Agreement, as amended by this Decree, and Chugach's Aliquot Share (14.37%) of the aggregate of RI/FS Costs and oversight Costs. As to the Settling
         Federal Entities, "Credit" shall mean the difference, if any, between the amount of RI/FS Costs expended by the Settling
         Federal Entities by way of payments to Chugach under the First Funding Agreement together with the amount of Scrap Removal
         Costs paid by them pursuant to the Second Funding Agreement, as reduced by all amounts actually reimbursed to the Settling Federal Entities under this Decree, and the amount of the Settling Federal Entities' Aliquot Share (61.50%) of RI/FS
         Costs.
         e. "Day" shall mean a calendar day. In computing any period of time under this Decree, where the last day of the period would fall on a Saturday, Sunday or federal holiday, the period shall run until the close of business the next working day.
         f.       "Decree" shall mean this Partial Consent Decree.
         g.       "Defendants" shall mean the Alaska Railroad Corporation

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 7

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         ("ARRC"), Chugach Electric Association, Inc. ("Chugach")
         Westinghouse Electric corporation ("Westinghouse"), Sears,
         Roebuck and Co. ("Sears"), Montgomery Ward & Co., Inc.
         ("Ward"), J.C. Penney Company, Inc. ("J.C. Penney"), and Bridgestone/Firestone, Inc. ("B/F").
         h. "DoJ" shall mean the United States Department of Justice and any successor departments, agencies or instrumentalities of the United States.
         i. "DoJ Enforcement Costs" shall mean, solely for purposes of this Decree, all costs, including but not limited to direct and indirect costs, that DoJ has paid or incurred in connection with the Site through the Effective Date of this Decree, including, but not limited to, costs of litigating this action and negotiating the AOC, and Interest on all such costs through the Effective Date, all of which shall be limited to the sum of $150,000.
         j. "Effective Date" shall mean the date upon which this Decree is entered by the Court.
         k. "EPA" shall mean the United States Environmental Protection Agency and any successor departments, agencies or instrumentalities of the United States.
         l. "Expenditure Date" shall mean, as to Chugach, the date of each payment demand transmitted by Chugach to the Settling
         Federal Entities pursuant to the First Funding Agreement and, as to the Settling Federal Entities, the date each payment was issued by the Settling Federal Entities to Chugach pursuant to

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 8

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         the First Funding Agreement.
         m. "First Funding Agreement" shall mean the agreement between Chugach and the Settling Federal Entities, pursuant to which the Settling Federal Entities are funding 75% of the RI/FS Costs at the Site. A copy of the First Funding Agreement constitutes Appendix 2 of this Decree.
         n. "Future Costs" shall mean all costs recoverable under CERCLA that are incurred with respect to the Site after issuance by EPA of its Record of Decision ("ROD") (as defined below), including, but not limited to: (1) damages for injury to, destruction of, or loss of natural resources and costs of assessments thereof; (2) costs incurred in designing and performing the remedy selected by EPA in the ROD, or any amended ROD, along with costs for long-term operation, maintenance and monitoring; and (3) the United States' enforcement costs and costs of overseeing design and performance of the remedy selected by EPA in the ROD, or any amended ROD. Future Costs shall not include costs incurred pursuant to the AOC no matter when incurred. o. "Interest" shall mean interest at the current rate specified for interest on investments of the Hazardous Substance Superfund established by 26 U.S.C. ss. 9507, compounded annually on October 1 of each year, in accordance with 42 U.S.C. ss. 9607(a). p. "Non-Funding Settlers" shall mean those Defendants that did not sign or participate in the AOC and First Funding

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 9

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         Agreement  for  performance  of the  RI/FS  at the  Site,  but  are now
         signatories  to  this  Decree.  The  Non-Funding   Settlers  are  ARRC,
         Westinghouse, Sears, Ward, J.C. Penney, and B/F. q. "Oversight Costs" shall have the same meaning as "Response Costs" in paragraph 21.1 of the AOC, as amended on July 6, 1994, and includes costs EPA will incur, or has incurred, in negotiating and defending this Decree and the Partial Consent Decree lodged with the Court in this action on June 22, 1994. "Oversight Costs" shall include litigation expenses EPA has incurred or will incur through the Effective Date of this Decree. r. "Paragraph" shall mean a portion of this Decree identified by an Arabic numeral or an upper or lower case letter. s. "Parties" shall mean the United States, including the Settling Federal Entities, and the Defendants. t. "Past Response Costs" shall mean all costs, including, but not limited to, direct and indirect costs that EPA has incurred in connection with CERCLA response actions related to the Site through and until December 31, 1991, i.e., $2,334,078.37, plus Interest accrued on such costs from the date of filing of the complaint in this action through the date that payment of Past Response Costs is due under this Decree, minus $200,000. For purposes of this Decree only, Past Response Costs shall not include costs incurred by the United States after December 31, 1991.

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 10

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         u.       "Private PRPS" shall mean B/F, Chugach, J. C. Penney,
         Sears, Ward and Westinghouse.
         v.       "ROD" shall mean the Record of Decision for the Site
         issued by EPA on July 16, 1996.
         w. "RI/FS Costs" shall mean all costs incurred or to be incurred by Chugach and the Settling Federal Entities pursuant to the AOC and the First Funding Agreement, respectively, plus Interest thereon accrued from each Expenditure Date, provided, however, that RI/FS costs do not include Oversight Costs (as defined above). Nor do they include Chugach's or the Settling Federal Entities' attorneys' fees, stipulated and/or statutory penalties, if any, or internal administrative costs, including accounting costs and interest expenses. In addition, because Scrap Removal Costs were necessarily incurred to gain access to the Site to perform the RI/FS, the definition of RI/FS Costs shall include Scrap Removal Costs. x. "Scrap Removal Costs" shall mean the portion of RI/FS Costs attributable to the costs of eliminating scrap metal and debris from the Site (including, without limitation, characterizing, cleaning, sorting, loading, overseeing removal, transporting and disposing of scrap metal and debris) less the revenues received from the sale of scrap metal removed from the Site, in the total sum of $861,221.74. y. "Second Funding Agreement" shall mean the agreement among CEcon Corporation, Woodward-Clyde Consultants, and the Settling PRPS other than Sears, pursuant to which the Settling

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         PRPs other than Sears paid Scrap  Removal  Costs.  A copy of the Second
         Funding Agreement constitutes Appendix 3 of this
         Decree.
         z.       "Section" shall mean a portion of this Decree identified
         by a Roman numeral.
         aa.      "Settling Federal Entities" shall mean the Department of
         Transportation (including the Federal Railroad
         Administration), the Department of Defense (including the
         Defense Logistics Agency, the Defense Reutilization and
         Marketing Service, and the Army & Air Force Exchange Service),
         and any successor agencies, departments or instrumentalities of the United States.
         bb.      "Settling Potentially Responsible Parties" or "Settling
         PRPs" shall mean the Defendants and the Settling Federal
         Entities.
         CC.      "United States" shall mean the United States of America
         and its agencies, departments and instrumentalities, including the Settling Federal Entities.

          V. PAST RESPONSE, DOJ ENFORCEMENT, RI/FS, AND OVERSIGHT COSTS
                       PAYMENT AND REIMBURSEMENT OF COSTS
         4.       General.  Each of the Settling PRPS, by entering into
this Decree, agrees to resolve its liability for Past Response
Costs, DoJ Enforcement Costs, RI/FS Costs and Oversight Costs through payment to the EPA Hazardous Substance Superfund and/or reimbursement of the United States and of Chugach of its Aliquot
Share of the sum of those Costs.  The Aliquot Shares for the

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Settling PRPs are as follows:
                 o         ARRC                                        02.500%
                 o         B/F                                         00.416%
                 o         Chugach                                     14.370%
                 o         J.C. Penney                                 01.464%
                 o         Sears                                       12.960%
                 o         Settling Federal Entities                   61.500%
                 o         Ward                                        01.360%
                 o         Westinghouse                                05.430%
These Aliquot Shares are not binding or admissible in any future proceeding between the United States and any of the Defendants, among the Defendants, or between or among the Defendants and any third party, except that: (a) these Aliquot Shares may be used to enforce the terms of this Decree; and (b) the Aliquot Shares of the ARRC and Settling Federal Entities shall be binding with respect to Future Costs.
         5.a.     Payment of Past Response Costs and DoJ Enforcement Costs.
                  i. Within 60 days of the Effective Date, the Defendants shall pay to the EPA Hazardous Substance Superfund their respective Aliquot Shares of Past Response Costs and DoJ Enforcement Costs. The Defendants shall be jointly and severally liable to the United States for payment of their combined Aliquot Share of Past Response Costs and DoJ Enforcement Costs, but have agreed among themselves to the allocation of those costs according to the percentages appearing in Paragraph 4. These payments shall be made in the manner set forth in subparagraph 5.f.i. below.

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                  ii. Within 180 days of the Effective  Date, the United States, on behalf of the Settling Federal Entities, shall cause to be paid to the EPA Hazardous Substance Superfund their Aliquot Share of Past Response Costs and DoJ Enforcement Costs.
         b.       Payment of RI/FS and Oversight Costs.
                  i. EPA and Chugach hereby amend those provisions of paragraphs 21.1, 21.2 and 21.3 of the AOC pertaining to the process for payment of Oversight Costs to provide that EPA shall submit a demand for payment of 38.5% of Oversight Costs to Chugach and shall submit a demand for payment of 61.5% of Oversight Costs to the Settling Federal Entities. This amendment does not alter the provisions of paragraphs 21.4 and 21.5 of the AOC, which relate to the timing and process for disputing Oversight Costs. The United States and Chugach hereby amend paragraphs 1, 2 and 3.d. of the First Funding Agreement to provide that the Settling Federal Entities shall pay 61.5% of Oversight Costs, as provided in Paragraph 5.e. below.
                  ii. After all RI/FS Costs have been incurred and are known, Chugach will provide the Non-Funding Settlers with a summary of all those costs incurred by it and the Settling Federal Entities pursuant to the AOC and the First Funding Agreement, as amended by this Decree, and the Second Funding Agreement (the "RI/FS Costs Summary"). Pursuant to the AOC, as amended by this Decree, after all Oversight Costs have been incurred and are known, EPA will
submit  its  summary  and  demand  for  oversight   Costs  and  the   supporting
documentation described in paragraph 21.4 of the AOC to

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Chugach and the Settling  Federal  Entities.  Within 30 days of receipt of EPA's summary and demand for payment of Oversight Costs under the AOC, as amended by this Decree, Chugach will provide the Non-Funding Settlers with a summary of all Oversight Costs owed by each of the Non-Funding settlers in accordance with their Aliquot Shares (the "Oversight Costs Summary").
                  iii.  The  RI/FS  and  Oversight   Costs  Summaries  shall  be
accompanied by copies of invoices for RI/FS work and EPA's summary of Oversight Costs, respectively, and demands for payment by each Non-Funding Settler of its Aliquot Share of these costs. The RI/FS Costs Summary and demand for payment shall specify the dollar amounts due from each Non-Funding Settler to each of Chugach and the Settling Federal Entities as reimbursement for RI/FS Costs after reduction for payments made by that Non-Funding Settler (other than Sears) under
the  Second  Funding  Agreement,   plus  Interest  thereon  accruing  from  each
Expenditure Date. The oversight Costs Summary and demand for payment shall specify the dollar amounts due from each Non-Funding Settler to Chugach towards payment by Chugach of 38.5% of Oversight Costs. Sears' reimbursements of RI/FS Costs and Oversight Costs shall include its full Aliquot Share (12.96%) of those costs, plus Interest thereon accruing from each Expenditure Date.
                  iv. The United States and the Non-Funding Settlers may not dispute or challenge any RI/FS Costs set forth in the RI/FS Costs Summary or any Oversight Costs set forth in the Oversight Costs Summary or any payment demands for those costs, except on the
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basis of accounting  errors or, with respect to the RI/FS Costs Summary,  on the basis that one or more costs are excluded under the definition of RI/FS Costs contained in this Decree, or, with respect to the Oversight Costs Summary, on the basis that one or more costs were not demanded by EPA. Any such disputes shall first be presented to Chugach, and the Parties shall use best efforts to resolve such disputes informally before seeking Court resolution. Nothing in this Decree creates any right in the Settling PRPs to challenge the United States' incurrence of oversight Costs.
         c.                Reimbursement of RI/FS and Oversight Costs by Non-
                           Funding Settlers.
                  i. Within 30 days of receipt of the RI/FS Costs Summary and demand for payment pursuant to Paragraph 5.b., each of the Non Funding Settlers shall make payment to Chugach and the United States, respectively, of the amounts due Chugach and the Settling Federal Entities as reimbursement for RI/FS Costs. Within 30 days of receipt of the oversight Costs Summary and demand for payment pursuant to Paragraph 5.b., each Non-Funding Settler shall make payment to Chugach of its Aliquot Share of oversight Costs. Payments to Chugach and the United States hereunder shall be made in the manner set forth in subparagraphs 5.f.ii. and iii. below, respectively.
                  ii.      If any Non-Funding Settler fails to reimburse
Chugach and/or the United States pursuant to subparagraph 5.c.i.
above, such unreimbursed amount(s) shall be credited against Chugach's and/or the Settling Federal Entities' payments of Oversight Costs, as provided in Paragraphs 5.d. and 5.e. below. It

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is expressly  understood  and agreed that the United States shall have the right to recover from defaulting Non-Funding Settlers all unreimbursed RI/FS Costs and/or Oversight Costs that have been credited under Paragraphs 5.d. and 5.e., and the Parties hereby contractually agree that the Non-Funding Settlers shall be jointly and severally liable to the United States for payment of their combined aliquot share of unreimbursed RI/FS Costs and Oversight Costs, excluding any stipulated penalties provided for in Paragraph 7.
         d. Payment of Oversight Costs by Chugach. Chugach shall pay to the United States, in the manner set forth in subparagraph 5.f.i. below, 38.50% of Oversight Costs within 90 days of receipt of EPA's summary and demand for payment of Oversight Costs, provided, however, that if, after reimbursement under the First Funding Agreement, as amended by this Decree, and Paragraph 5.c., the amount paid by Chugach for RI/FS Costs and the amount owed by Chugach for oversight Costs exceeds Chugach's Aliquot Share (14.37%) of the aggregate of RI/FS Costs and Oversight Costs, then Chugach shall receive a Credit, as defined in Paragraph 3.d., which shall be applied to reduce the dollar amount of Chugach's payment for oversight Costs. In the event that Chugach's Credit exceeds Chugach's Aliquot Share (14.37%) of oversight Costs, EPA will take the excess into consideration in any settlement of Chugach's obligations for Future Costs.
         e.       Payment of Oversight Costs by Settling Federal Entities.
Within 180 days after receipt of EPA's summary and demand for

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 17 payment of oversight Costs, the United States, on behalf of the Settling Federal Entities, shall cause to be paid to the EPA Hazardous Substance Superfund, 61.50% of Oversight Costs, provided, however, that if the amount paid by the Settling Federal Entities for RI/FS Costs exceeds the Settling Federal Entities' Aliquot Share (61.50%) of RI/FS Costs after reimbursement by the NonFunding Settlers pursuant to Paragraph 5.c., then the Settling Federal Entities shall receive a Credit, as defined in Paragraph 3.d., which shall be applied to reduce the dollar amount of the Settling Federal Entities' payment for Oversight Costs.
         f.       Manner of Payment.
                  i. All payments by Defendants to the United States of Past Response Costs, DoJ Enforcement Costs, and Oversight Costs, and all payments of RI/FS Costs recovered by the United States pursuant to subparagraph 5.c.ii. above shall be made to the EPA Hazardous Substance Superfund by FedWire Electronic Funds Transfer ("EFT") to the U.S. Department of Justice account in accordance with current EFT procedures, referencing EPA Region 10 CERCLA Site/ Spill I.D. Number 1078, United States Attorney's Office ("U.S.A.O.") file # 93ZO186/001, and DoJ Case # 90-11-3-810. Payment shall be made in accordance with instructions provided to the Settling PRPs by the Financial Litigation Unit of the U.S.A.O. in the District of Alaska following lodging of this Decree. Any payments received by DoJ after 4:00 p.m. Eastern Time shall be credited on the next business day. Defendants shall send notice to EPA and DoJ that payment has been made in accordance with Section

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 18

VIII (Notices and Submissions) and to Joe Penwell, U.S.
Environmental Protection Agency - Region 10, 1200 Sixth Avenue MD-149, Seattle, Washington 98101.
                  ii. All reimbursements to Chugach made pursuant to Paragraph 5.c.i. shall be by EFT to: First National Bank of Anchorage; Anchorage, Alaska; ABA No. 1252-0006-0; Attention: Linda Butterfield; Credit:
Chugach Electric Association, Inc., Account No. 0110-475-1.
                  iii. All reimbursements to the United States made pursuant to Paragraph 5.c.i. shall be by certified check made payable to Treasurer, United States of America, and shall be mailed or delivered to the Chief, Environmental Defense Section, United States Department of Justice, Environment and Natural Resources Division, P.O. Box 23986, Washington, D.C. 20026-3986, and shall reference DoJ # 90-11-3-844. Alternatively, these reimbursements may be made by FedWire Electronic Funds Transfer in accordance with the instructions that appear as Appendix 4 to this Decree.
              FAILURE TO COMPLY WITH REQUIREMENTS OF CONSENT DECREE
         6. Interest on Late Payments. In the event that any payment or reimbursement by the Defendants to the United States or to Chugach required under Paragraphs 5.a.i., 5.c. or 5.d. is not received when due, Interest shall then begin to accrue or shall continue to accrue, as applicable, on the unpaid balance through the date of payment. In the event that any payment by the United States on behalf of the Settling Federal Entities with respect to Past Response Costs pursuant to Paragraph 5.a.ii. is not made
CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 19 within 180 days of the Effective Date of this Decree, Interest shall continue to accrue on the unpaid balance through the date of payment. In the event that any payment by the United States on behalf of the Settling Federal Entities with respect to DOJ Enforcement Costs pursuant to Paragraph 5.a.ii is not made within 120 days of the Effective Date or with respect to Oversight Costs pursuant to Paragraph 5.e. is not made within 120 days of receipt of EPA's summary and demand for payment of Oversight Costs, Interest shall then begin to accrue on the unpaid balance through the date of payment.
         7.       Stipulated Penalties.
                  a. If any Defendant fails to make a payment due to the United States pursuant to Paragraph 5.a. by the required date or fails to make reimbursements pursuant to Paragraph 5.c. by the required date, the Defendant in question shall pay, in addition to Interest, $750 per day to the United States as a stipulated penalty for each day that such payment is late.
                  b. All penalties shall begin to accrue on the day after complete performance is due or the day a violation occurs, and shall continue to accrue through the final day of correction of noncompliance or completion of the activity. Nothing herein shall prevent the simultaneous accrual of separate penalties for separate violations of this Decree.
                  c. Stipulated penalties are due and payable within 30 days of receipt from EPA of a demand for payment of the penalties and shall be made in the manner set forth in Paragraph 5.f.i.

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 20 above. All payments shall indicate that the payment is for stipulated penalties and shall reference the name and address of the Party making the payment, EPA Region 10 CERCLA Site/Spill I.D. Number 1078, U.S.A.O. file number 93ZO186/001, and DoJ Case # 90-11-3-810. Any transmittal letter(s) accompanying the payment of stipulated penalties shall be sent to EPA and DoJ as provided in Section VIII (Notices and Submissions) and to Christopher Cora, Remedial Project Manager, U.S. Environmental Protection Agency, Region 10, 1200 Sixth Avenue HW-124, Seattle, Washington 98101.
                  d. Notwithstanding any other provision of this Section, the United States may, in its unreviewable discretion, waive payment of any portion of the stipulated penalties that have accrued pursuant to this Decree.
         8. Enforcement Costs. If the United States takes action to recover unreimbursed amounts and enforce any Non-Funding Settler's obligation to make reimbursements under Paragraph 5.c., the NonFunding Settler in question shall pay the United States all costs, including all attorneys' fees, incurred in taking such action.
         9. Payments made under Paragraphs 6-8 shall be in addition to any other remedies or sanctions available to Plaintiff by virtue of Defendants' failure to comply with the requirements of this Decree.
                 COVENANTS BY PLAINTIFF; RESERVATIONS OF RIGHTS
         10. Covenants by the United States. In consideration of the Settling PRPS' payments under the terms of this Decree, and except as provided in Paragraph 11 below, the United States covenants not to sue or take administrative action (including issuance of any

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 21 administrative order) against any of the Defendants, and EPA covenants not to commence administrative action (including issuance of any administrative order) against the Settling Federal Entities, for claims relating to payment of or liability for Past Response Costs, DoJ Enforcement Costs, RI/FS Costs and Oversight Costs. As to each Settling PRP, these covenants are conditioned on performance by each Settling PRP of its obligations undertaken by each under paragraph 5 of this Decree. These covenants not to sue or to take administrative action extend only to the Settling PRPs and do not extend to any other persons or entities.
         11. Reservation of Rights by the United States. The covenants set forth in Paragraph 10 above and Paragraph 20.b. below do not pertain to any matters other than those expressly specified therein. The United States reserves, and this Decree is without prejudice to, all rights the United States may have against the Defendants and all rights EPA may have against the Settling Federal Entities with respect to any matters not covered in Paragraph 10 and Paragraph 20.b., including, but not limited to:
                  a. liability for failure to meet the requirements of this Decree;
                  b.       criminal liability;
                  c. liability of the Private PRPs for injunctive relief or administrative order enforcement under
                           Section 106 of CERCLA, 42 U.S.C. ss. 9606, with respect to matters not covered by this Decree;
                  d.       liability of ARRC for injunctive relief or

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 22
                           administrative order enforcement under Section 106 of CERCLA, 42 U.S.C. ss. 9606, with respect to: (1) activities that were the subject of a unilateral administrative order dated September 9, 1993; and (2) requirements of the ROD that only ARRC, as the party in possession and control of the Site, can accomplish, including, but not limited to, the recording and adherence to restrictions on the use of the Site and the inclusion of such restrictions in any deed, lease agreement or like instrument transferring a property interest in the Site;
                  e. liability for failure to implement the AOC, as amended by this Decree, in accordance with its terms; and
                  f. liability of the Private PRPs for Future Costs, including but not limited to damages for injury to, destruction of or loss of natural resources, or for the costs of any natural resource damage assessments.
                         COVENANTS BY THE SETTLING PRPS
         12.a. The Defendants hereby covenant not to sue and agree not to assert any claims or causes of action against the United States or its contractors or employees, with respect to Past Response Costs, DoJ Enforcement Costs, RI/FS Costs or Oversight Costs, including, but not limited to:

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 23

         i. any direct or indirect claim for reimbursement from the Hazardous Substance Superfund based on Section(s)
                  106(b)(2), 107, 111, 112 and/or 113 of CERCLA, 42 U.S.C.
                  ss.ss. 9606(b)(2), 9607, 9611, 9612, and/or 9613, or any
                  other provision of law;
         ii.      any claim arising out of response actions at the Site;
                  and
         iii. any claims against the United States, including any department, agency or instrumentality of the United
                  States, under Sections 107 or 113 of CERCLA, 42 U.S.C.
                  ss.ss. 9607 or 9613.
These covenants not to sue extend only to the United States and not to any other persons or entities.
         b. Notwithstanding the provisions of Paragraph 12.a., but only to the extent of ARRC's liability as provided in Paragraph 4, ARRC reserves any right it may have to pursue the claim it has asserted against the United States in the First Claim for Relief appearing in the "Answer and Counterclaims of Alaska Railroad Corporation" filed in this action on October 20, 1995, together with any supporting allegations contained in paragraphs 1-14 thereof. The United States reserves its rights to defend against said claim, including but not limited to its right to pursue defenses based upon lack of jurisdiction.
         c. In consideration of the mutual obligations undertaken and The payments by the defendants under the terms of this decree, each defendant covenants not to sue any other defendant for contribution

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 24 pursuant to Sections 107 or 113 of CERCLA, 42 U.S.C. ss.ss. 9607 or 9613, any provision of the Resource Conservation and Recovery Act, state statutory or common law, or any other provision of law with regard to Past Response Costs, DoJ Enforcement Costs, RI/FS Costs or Oversight Costs, provided, however, that as to each Defendant, these covenants are conditioned on performance by each Defendant of the obligations undertaken by each under Paragraph 5 of this Decree. These covenants not to sue extend only to the Defendants and not to any other persons or entities.
         d. The Settling PRPs agree that each of them shall bear their own costs, including attorneys fees, for all matters covered by this Decree and all negotiations leading to entry of this Decree, provided, however, that the prevailing party in any action between or among the Defendants to enforce the terms of this Decree shall be entitled to its costs, including attorneys' fees, incurred in pursuing the action.
         13. Nothing in this Decree shall be deemed to constitute approval or preauthorization of a claim within the meaning of
Section 111 of CERCLA, 42 U.S.C. ss. 9611, or 40 C.F.R. ss. 300.700(d).
             EFFECT OF SETTLEMENT; CONTRIBUTION PROTECTION: ACTIONS
         14. Nothing in this Decree shall be construed to create any rights in, or grant any cause of action to, any person not a party to this Decree. The Parties expressly reserve all rights (including, but not limited to, any right to contribution), defenses, claims, privileges, demands and causes of action which each of them may have with respect to any matter, transaction, or

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 25 occurrence relating in any way to the Site against any person not a party hereto. Further, nothing in this Decree shall be construed as an indication that the Settling PRPs accept or agree that any particular allocation, whether set forth herein or otherwise, is appropriate as to any person or entity not a party to this Decree, whether under Section 113(f) of CERCLA, 42 U.S.C. ss. 9613(f), or otherwise, as to any matter, obligation, or liability.
         15. By entering into this Decree, the Settling PRPs have resolved their liability for Past Response Costs, DoJ Enforcement Costs, RI/FS Costs and Oversight Costs. The Parties agree, and by entering this Decree this Court finds, that the Settling PRPs are entitled, as of the Effective Date of this Decree, to protection from contribution actions or claims as provided in Section 113(f)(2) of CERCLA, 42 U.S.C. 9613 (f)(2), for Past Response Costs, DoJ Enforcement Costs, RI/FS Costs and Oversight Costs.
         16.a. The Parties agree that with respect to any suit or claim for contribution brought by them or any of them against a person not a party to this Decree for matters related to this Decree, they will notify each other in writing no later than 10 days prior to the initiation of such suit or claim. The proceeds of any judgment in such action shall be shared among the Settling PRPs, according to their Aliquot Shares appearing in Paragraph 4, after deduction of costs incurred in the action, including attorneys' fees. Disbursement of such proceeds shall be made not later than thirty (30) days after their receipt.


CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 26

         b. The Defendants also agree that, with respect to any suit or claim for contribution brought against them or any of them by a person not a party to this Decree for matters related to this Decree, they will notify each other and the United States in writing within ten (10) days of service of the complaint. In addition, each Defendant shall notify EPA and DoJ within ten (10) days of service or receipt of any Motion for Summary Judgment, and within ten (10) days of receipt of any order from a court setting a case for trial, for matters related to this Decree.
         17. This Decree shall not be construed to provide for judicial review of EPA decisions made in connection with the AOC, as amended by this Decree, and/or the RI/FS, nor shall it be deemed to provide for preenforcement review under Section 113(h) of CERCLA, 42 U.S.C. ss. 9613(h), of any decision made, order issued, or other remedial or removal response action taken by EPA unless an action or proceeding to enforce such decision or order, or to compel such action, is initiated by the United States on behalf of EPA.
         18. In any such subsequent proceeding initiated by the United States, the Defendants agree that, except for matters expressly resolved in this Decree, they shall not assert and may not maintain any defense or claim based on the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim splitting, or other defenses based upon the contention that claims raised by the United States in the subsequent proceeding were or should have been brought in the instant action, provided, however, that nothing

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 27 in this Paragraph affects the enforceability of the covenants by the United States set forth in Paragraph 10 above or Paragraph
20.b. below.
                     VI. AGREEMENTS REGARDINGS FUTURE COSTS
         19.      Allocation and Payment of Future Costs
         a. The Settling Federal Entities, or the United States on their behalf, shall pay sixty-one and one-half percent (61.5%) of Future Costs.
         b. Subject only to the reservation set forth in Paragraph 20.d., ARRC shall pay two and one-half percent (2.5%) of Future Costs. Nothing in Paragraph 20.d. shall be construed to reserve a claim by ARRC against the United States which exceeds ARRC's share of future costs as provided in the this Decree.
         c. Notwithstanding Paragraph 19.a., nothing in this Decree shall be construed in any way as imposing an obligation on the Settling Federal Entities to perform any work at the Standard Steel Superfund Site.
         d. Unless otherwise agreed to in writing, in an agreement or agreements among the United States, ARRC, and one or more of the Private PRPS, the United States, on behalf of the Settling Federal Entities, and ARRC shall pay their Aliquot Shares of Future Costs in the manner set forth below:
         i. Upon receipt of statements from contractors or others actually performing work or incurring Future Costs, Parties having engaged such contractors or otherwise performed work or incurred Future Costs ("Performing

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 28

                  Parties") shall promptly provide ARRC and the United States with a statement demanding payment, accompanied by invoices that precisely detail the work performed for which payment is demanded (itemized by task), the expenses incurred, the hours required for performance of such work and the charges therefore as billed to the Performing Parties and allocated to ARRC and the United States in accordance with the terms of this Decree. For purposes of this Subparagraph 19.d., the demand and accompanying documentation shall be referred to collectively as a "Payment Demand."
         ii. ARRC shall pay its Aliquot Share of Future Costs in accordance with the same terms and conditions governing the payment of Future Costs by Performing Parties, or within 30 days after the date of each Payment Demand, whichever is later. ARRC shall pay interest on all unpaid Future Costs due, which interest shall be in an amount and shall begin to accrue in accordance with the same terms and conditions governing the payment of interest on Future Costs by the Performing Parties or such interest shall begin to accrue 30 days after the date of each Payment Demand, whichever is later.
         iii. Parties performing work or otherwise incurring Future Costs shall submit Payment Demands to the United States on a quarterly basis, by way of a project coordinator the United States shall hereinafter designate upon request.

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 29

         iv.      Each Payment Demand made under subparagraph 19.d.iii
                  shall be accompanied by a certification executed by the Performing Parties as follows: "Each Performing Party making this Payment Demand certifies that the costs referenced in the attached invoice were properly incurred under EPA oversight, pursuant to [the consent decree or administrative order under which Future Costs have been incurred] and that the demand for payment is properly made pursuant to the Partial Consent Decree entered in United States v. Alaska Railroad Corp., No. A91-589-CIV, on or about (date of entry of this Decree).
                  Payment by the United States of all amounts in the attached invoice as demanded by [the party or parties making the demand) shall be accepted as payment in full of all sums owing under the Partial Consent Decree by the Settling Federal Entities for services performed by, or at or under the direction of, (the party or parties making the demand), together with any services billed to such parties by subcontractors or others performing work, through the closing date reflected on the attached invoices."

         v. The United States, on behalf of the Settling Federal Entities, shall then pay its Aliquot Share of the Future Costs as set forth in each Payment Demand, less any amounts withheld or disputed in accordance with this subparagraph d.v., as soon as reasonably practicable, but in no event later than 180 days after the date of the Payment Demand. If the United States in good faith questions or contests any invoiced fees or expenses, it shall have the right to withhold payment of such disputed amount; provided, however, that the United States shall notify the party demanding payment in writing of any disputed amount within 45 days of the date of such Payment Demand and shall make a good faith effort to

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 30
                  resolve such dispute. In the event that the parties cannot resolve the dispute, either party may seek the Court's assistance by motion not less than 90 days after the date of the Payment Demand in question. Each payment shall include Interest, calculated and added to each payment by the United States, accruing from the date of Payment Demand to the date of payment. For purposes of this subparagraph, "date of payment" shall mean the date that a check or electronic funds transfer is issued by the United States to satisfy each Payment Demand.
         vi. Payments made by the United States and ARRC pursuant to this Paragraph shall be made in accordance with instructions accompanying the Payment Demand either by electronic funds transfer or by check.
         vii. Parties making demands for payment to either ARRC or the United States shall maintain all books, records, documents, and other evidence, including descriptions of accounting procedures and practices, necessary to document each and every expenditure for which demand is made for payment of an Aliquot Share throughout the time during which remedial work is being performed at the site, and for a period of 3 years thereafter. Such records shall be maintained in accordance with good accounting practice and shall be made available to ARRC or the United States at all reasonable times for inspection, audit, and reproduction. Any substantial

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 31
                  costs associated with auditing or reproduction conducted pursuant to this subparagraph 19.d.vii shall be borne by the United States or ARRC as appropriate. In addition, Parties making demands for payment shall notify ARRC and the United States not less than 90 days before documentation maintained pursuant to this subparagraph is to be destroyed for any reason. Access to, or copies of, the same documentation shall be made available to ARRC or the United States upon request made within the specified 90 day period.
    viii.Not later  than 180 days  after any  Performing  Party  making  Payment
         Demands pursuant to this Paragraph certifies completion of work pursuant to an applicable consent decree or administrative order, that Party shall deliver to ARRC and to the United States a full and final accounting of the expenditures relating to conduct of the work in question. The United States and ARRC may not dispute or challenge these expenditures except on the basis of accounting errors. If the United States or ARRC in good faith question or contest any invoiced fees or expenses on the basis of accounting errors revealed in the final accounting, the party questioning payment shall notify the Performing Parties in writing of any disputed amount within 45 days of delivery of the accounting and shall make a good faith effort to resolve such dispute. In the event that the parties cannot resolve the dispute,

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 32 either party may seek the Court's assistance by motion not less than 90 days after delivery of the accounting in question.
         20.      Covenants Regarding Future Costs; Effect of Future Costs
                  Allocation
         a. The Parties agree, and by entering this Decree this Court finds, that in any allocation of Future Costs, the collective liability of the ARRC and the Settling Federal Entities for Future Costs shall be limited to their aggregate Aliquot Share (64.00%). This aggregate Aliquot Share shall be construed as a final allocation for the ARRC and the Settling Federal Entities under Section 113(f) of CERCLA, 42 U.S.C. ss. 9613(f), with respect to Future Costs. All contractual arrangements among the Settling PRPs, or any of them, for funding of Future Costs shall allocate 64.00% in the aggregate to the ARRC and the Settling Federal Entities.
         b. In consideration of the mutual obligations undertaken pursuant to the terms of this Decree and except as provided in Paragraph 11 above, the United States covenants not to sue or take administrative action (including issuance of any administrative order) against ARRC, and EPA covenants not to commence administrative action (including issuance of any administrative order) against the Settling Federal Entities, for claims relating to payment of or liability for Future Costs or to performance of work at the Standard Steel Superfund Site other than that which only ARRC, as the party in possession and control of the Site, can accomplish, provided, however, that these covenants are conditioned

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 33 on performance by ARRC and the Settling Federal Entities of their obligations under Paragraph 19 of this Decree. These covenants not to sue or to take administrative action extend only to ARRC and the Settling Federal Entities and do not extend to any other persons or entities.
         c. In consideration of the mutual obligations undertaken pursuant to the terms of this Decree, the Private PRPs each covenant not to sue or assert any claims or causes of action against ARRC and the Defendants each covenant not to sue or assert any claims or causes of action against the United States, including any department, agency or instrumentality of the United States, for claims relating to payment of or liability for Future Costs, including, but not limited to, any claims under Sections 107 or 113 of CERCLA, 42 U.S.C. ss. 9607 or ss. 9613. These covenants not to sue, however, are conditioned on performance by ARRC and the Settling Federal Entities of the obligations undertaken by each under Paragraph 19 of this Decree. These covenants not to sue extend only to ARRC and the United States, including any department, agency or instrumentality of the United States, and not to any other persons or entities. Nothing in this subparagraph c shall prevent the Private PRPs from seeking to enforce the terms of this Consent Decree. Nothing in this Decree shall be construed as a waiver of any of the Parties' rights, if any, to seek costs, including attorneys' fees, from a court in any proceeding brought to enforce the terms of this Decree.
         d.       Notwithstanding the provisions of Paragraph 20.c., ARRC

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 34 reserves any right it may have to pursue the claim it has asserted against the United States in the First Claim for Relief appearing in the "Answer and Counterclaims of Alaska Railroad Corporation" filed in this action on October 20, 1995, together with any supporting allegations contained in paragraphs 1-14 thereof. The United States reserves its rights to defend against said claim, including but not limited to its right to pursue defenses based upon lack of jurisdiction.
         e. By entering into this Decree, ARRC and the Settling Federal Entities have resolved their liability for Future Costs. The Parties agree, and by entering this Decree this Court finds, that ARRC and the Settling Federal Entities are entitled, as of the Effective Date of this Decree, to protection from contribution actions or claims as provided by CERCLA Section 113(f) (2), 42 U.S.C. ss. 9613(f)(2), for Future Costs.
         f. Nothing in this Decree is intended or shall be construed as an indication that the Private PRPs have agreed to an allocation among themselves under Section 113(f) of CERCLA, 42 U.S.C. ss. 9613(f), or otherwise, with respect to Future Costs. The Private PRPs expressly acknowledge that the financial commitments in this Decree are without prejudice to any position any of them may take in the course of further negotiations or litigation among themselves regarding allocation of, or contribution for, Future costs and are without admission that any particular allocation is appropriate or equitable for Future Costs. By entering into this Decree, the Private PRPs do not waive any right, claim, privilege,

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 35
cause of action or defense they or any of them may have, under contract or otherwise, against each other with respect to matters not covered by this Decree.
                        VII. SITE ACCESS AND COOPERATION
         21. Access. ARRC agrees to provide the United States and its representatives, including EPA and its contractors, the State of Alaska and its representatives, and the Private PRPs and their representatives who are performing response actions under an agreement with or pursuant to an order issued by EPA, access at all reasonable times to the Site and to any other property to which access is required for the implementation of the AOC or for the implementation of the requirements of the ROD, to the extent access to the Site or other property is controlled by ARRC, for the purpose of conducting any activity relating to the implementation of the AOC or to the implementation of the requirements of the ROD, including, but not limited to:
                  1)       monitoring the work being performed;
                  2) verifying any data or information submitted to the United States;
                  3) conducting investigations relating to contamination at or near the Site;
                  4)       obtaining samples;
                  5) assessing the need for, planning, or implementing additional response action at or near the Site;
                  6) inspecting and copying records, operating logs, contracts or other documents maintained or

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 36
                           generated by ARRC or its agents; and
                  7) assessing compliance with any administrative order, consent decree or other agreement relating to performance of the remedy at the Site.
Nothing in this Paragraph or in Paragraphs 22 and 23 of this Decree shall be construed to require ARRC to incur any material expense, cost or loss in furtherance of Section VII without allocation of such material expense, cost or loss pursuant to this Decree as a Future Cost.
         22. Requirements Of The ROD Only ARRC Can Accomplish. ARRC agrees to becomes a signatory to a subsequent consent decree for the limited purpose of implementing requirements of the ROD that only ARRC can accomplish, other than access as addressed in Paragraph 21 above.
         23. Cooperation. The Parties shall make good faith efforts to cooperate with each other in the conduct of any of the future design, response, removal or remediation activities relating to the Site.
                           VIII. RETENTION OF RECORDS
         24. Until five (5) years from completion of remedial action at the Standard Steel Site, each Defendant shall preserve and retain all records and documents now in its possession or control, or which come into its possession or control, that relate in any manner to response actions taken at the Site through the record of decision or the liability of any Defendant for response actions conducted and to be conducted at the Site, regardless of any

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 37 corporate retention policy to the contrary. Each Defendant shall preserve and retain for ten (10) years from completion of remedial action all records and documents related to implementation of remedial design and remedial action at the Site that are generated by or on behalf of such Defendant.
         25. After the conclusion of the document retention period in the preceding paragraph, the Defendants shall notify EPA and DoJ at least 90 days prior to the destruction of any such records or documents, and, upon request by EPA or DoJ, the Defendants shall deliver any such records or documents to EPA. The Defendants may assert that certain documents, records, or other information are privileged under the attorney-client privilege or any other privilege recognized by federal law. If Settling Defendants assert such a privilege, they shall provide the United States with the following: 1) the title of the document, record, or information; 2) the date of the document, record, or information; 3) the name and title of the author of the document, record, or information; 4) the name and title of each addressee and recipient; 5) a description of the subject of the document, record, or information; and 6) the privilege asserted. However, no documents, reports, or other information created or generated pursuant to the requirements of this or any other consent decree with the United States shall be withheld on the grounds that they are privileged. If a claim of privilege applies only to a portion of a document, the document shall be provided to the United States in redacted form to mask the privileged information only. The Defendants shall retain all

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 38 records and documents that they claim to be privileged until the United States has had a reasonable opportunity to dispute the privilege claim and any such dispute has been resolved in the Defendants' favor.
         26. By signing this Decree, each Defendant certifies individually that, to the best of its knowledge and belief, it has:
     a. not altered, mutilated, discarded, destroyed or otherwise disposed of any records, documents or other information relating to its potential liability regarding the Site, after notification of potential liability or the filing of a suit against the Defendant regarding the Site; and
     b. fully complied with any and all EPA requests for information regarding the Site pursuant to Sections 104(e) and 122(e) of CERCLA, 42 U.S.C. ss.ss. 9604(e) and 9622(e).
         27. Each Settling Federal Entity hereby certifies that (1) it has complied, and will continue to comply, with all applicable Federal record retention laws, regulations, and policies; (2) to the best of its knowledge and belief, after reasonable inquiry, it has not altered, mutilated, discarded, destroyed or otherwise disposed of any records, documents or other information relating to its potential liability regarding the Site since notification of potential liability by EPA or the filing of suit against it regarding the Site; and (3) it has fully complied with any and all EPA requests for information pursuant to Sections 104(e) and 122(e) of CERCLA, 42 U.S.C. ss.ss. 9604(e) and 9622(e), and Section 3007 of RCRA, 42 U.S.C. ss. 6927.

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 39

                           IX. NOTICES AND SUBMISSIONS
         28. Whenever this Decree requires written notice to be given or a document to be sent by one party to another, it shall be directed to the individuals at the addresses specified below, unless those individuals or their successors give notice of a change to the other parties in writing. Written notice as specified herein shall constitute complete satisfaction of any written notice requirement of this Decree with respect to the United States, EPA, DoJ and the Defendants, respectively.
As to EPA:

Lori L. Houck
Office of Regional Counsel
U.S. EPA Region 10 SO-155
1200 Sixth Avenue
Seattle, Washington 98101

As to the United States:

Chief, Environmental Enforcement Section
Environment and Natural Resources Division
U.S. Department of Justice
P.O. Box 7611
Ben Franklin Station
Washington, D.C. 20044
         Re:  DoJ # 90-11-3-810

Chief, Environmental Defense Section
Environment and Natural Resource Division
United States Department of Justice
P.O. Box 23986
Washington, D.C. 20026-3986
         Re:  DoJ # 90-11-3-844

As to the Alaska Railroad Corporation:

Phyllis Johnson
General Counsel
Alaska Railroad Corporation
P.O. Box 107500
Anchorage, Alaska 99510-7500


CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 40

As to Bridgestone/Firestone:

James K. Vines                                       With a copy to:
General Counsel/Environmental               Heidi Hughes Bumpers
Bridgestone/Firestone Inc.                  Jones, Day, Reavis & Pogue
50 Century Boulevard                        1450 G Street, N.W. Suite 700
Nashville, TN 37214-8900                             Washington, D.C. 20005-2832

As to Chugach:

Carol A. Johnson                                     With a copy to:
General Counsel                             R. Paul Beveridge, Esq.
Chugach Electric Ass'n, Inc.                Heller, Ehrman, White &
5601 Minnesota Drive                           McAuliffe
P.O. Box 196300                             6100 Columbia Center
Anchorage, Alaska 99519-6300                701 Fifth Avenue
                                            Seattle, Washington 98104-7098

As to J.C. Penney:
Regular Mail                                         Via Courier
J.C. Penney Co., Inc.                       J.C. Penney Company, Inc.
Risk Management Department                  Risk Management Department
P.O. Box 10001                              6501 Legacy Drive, MS-1304
Dallas, Texas 75301-1304                    Plano, Texas 75024-3698

With copies to:
Walter G. Cowan, Jr.                        George Lyle, Esq.
J.C. Penney Co., Inc.                       Guess & Rudd
Legal Department                            510 L Street, Suite 700
Env't'l and Regulatory Section              Anchorage, Alaska 99501-1968
P.O. Box 1001 (regular mail)
Dallas, Texas 75301-1304
6501 Legacy Drive, MS-1106 (via courier)
Plano, Texas 75024-3698

As to Montgomery Ward:

Phillip D. Delk, Esq.
Vice President & Deputy General Counsel
Corporate Offices
Montgomery Ward & Co., Inc.
535 West Chicago Avenue, Suite 3N
Chicago, Illinois 60610

With copies to:
Sean Bezark, Esq.                            George Lyle, Esq.
Altheimer & Gray                             Guess & Rudd
10 South Wacker Drive                        510 L Street, Suite 700
Suite 4000                                   Anchorage, Alaska 99501
Chicago, Illinois 60606

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 41

As to Sears:

Frederick J. Kulevich, Esq.                 With a copy to:
Sears Merchandise Group                     Bruce A. Bookman, Esq.
Department 766, A2-109B                     Perkins Coie Suite 300
3333 Beverly Road                           1029 West Third Avenue
Hoffman Estates, IL 60179                   Anchorage, Alaska 99501

As to Westinghouse:

Office of General Counsel                   With a copy to:
Westinghouse Electric Corp.                 Joseph L. Reece, Esq.
Westinghouse Bldg., Gateway Center          Davis Wright Tremaine
Pittsburgh, Pennsylvania 15222              Suite 1450
                                            550 W. 7th Street
                                            Anchorage, Alaska 99501

                             X. FEDERAL CONTRACTING

         29. No Defendant shall charge any costs relating to this Decree to a current or future contract with the United States except in accordance with 48 C.F.R. Part 31 and any applicable agency acquisition regulations.
                        XI. ANTI-DEFICIENCY ACT PROVISION
         30. Payments by the Settling Federal Entities, or by the United States on their behalf, under this Decree are subject to the availability of appropriated funds. No provision of this Decree shall be interpreted as or constitute A commitment or requirement that the Settling Federal Entities or the United States obligate or pay funds in contravention of the Anti-Deficiency Act, 31 U.S.C. ss.ss. 1341-1342, 1349-1350, and 1511-1519, or any other applicable federal law or regulation.
                         XII. RETENTION OF JURISDICTION
         31. This Court shall retain jurisdiction over this matter for the purpose of interpreting and enforcing the terms of this Decree.

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 42

                        XIII. INTEGRATION AND APPENDICES
         32. This Decree and its appendices constitute the final, complete and exclusive agreement and understanding among the Parties with respect to the settlement embodied in this Decree. The Parties acknowledge that there are no representations, agreements, or understandings relating to the settlement embodied in this Decree other than those expressly contained in this Decree.
         33. The following appendices are attached to, but are not incorporated into, this Decree: "Appendix 1" -- the AOC; "Appendix 2" -- the First Funding Agreement; "Appendix 3" -- the Second Funding Agreement; and "Appendix 411 -- instructions for FedWire Electronic Funds Transfers made pursuant to Paragraphs 5.c.i. and 5.f.iii. above. In the event that any terms and provisions of this Decree are inconsistent or in conflict with the terms and provisions of the AOC or the First Funding Agreement, the provisions of this Decree shall govern and shall supersede the inconsistent provisions set forth in the AOC and the First Funding Agreement.
                 XIV. LODGING AND OPPORTUNITY FOR PUBLIC COMMENT
         34. This Decree shall be lodged with the Court for a period of not less than 30 days, for public notice and comment. The United States reserves the right to withdraw or withhold its consent to entry of the Decree if the comments received disclose facts or considerations which indicate that the Decree is inappropriate, improper, or inadequate. If no comments are received or no changes are proposed in response to such comments,

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 43
the Defendants consent to entry of the Decree without further notice.
                           XV. SIGNATORIES AND SERVICE
         35. Each undersigned representative of a Defendant and the Assistant Attorney General of the Environment and Natural Resources
Division of the DoJ certifies that he or she is fully authorized to enter into the terms and conditions of this Decree and to execute and legally bind such party to this Decree.
         36. Each Defendant hereby agrees not to oppose entry of this Decree by this Court or to challenge any provision of this Decree, unless the United States has notified the Defendants in writing that it no longer supports entry of the Decree.
         37. No modification of this Decree shall be binding unless it is in writing and approved by this Court. Nothing herein shall be deemed to alter the Court's authority to supervise, construe, modify, enforce, terminate or reinstate the terms of this Decree.
         38. Each Defendant has identified, on the attached signature pages, the name and address of an agent who is authorized to accept service of process by mail on behalf of that Party with respect to all matters arising under or relating to this Decree. Defendants hereby agree to accept service in that manner and to waive the formal service requirements set forth in Rule 4 of the Federal Rules of Civil Procedure and any applicable local rules of this Court, including, but not limited to, service of summons.

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 44

IT IS SO ORDERED THIS _____ DAY OF ____________________, 19__.


                                           ------------------------------------
                                                    JOHN W. SEDWICK
                                              United States District Judge


CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 45

THE UNDERSIGNED PARTIES enter into this Partial Consent Decree in the matter of United States v. Alaska Railroad Corporation, Civil
No. A91-059 (D. Alaska) relating to the Standard Steel Superfund
Site.

Date:     10/5/96               /s/  Lois J. Schiffer
                                     LOIS J. SCHIFFER
                                     Assistant Attorney General
                                     Environment and Natural
                                     Resources Division
                                     U.S. Department of Justice
                                     Washington, D.C. 20530



                               /s/   Gina R. Belt for
                                     MICHAEL D. ROWE, Attorney
                                     Environmental Defense Section
                                     Environment and Natural
                                     Resources Division
                                     P.O. Box 23986  L'Enfant Plaza
                                     Washington, D.C. 20026-3986



                               /s/   Gina R. Belt
                                     REGINA R. BELT, Attorney
                                     Environmental Enforcement Section
                                     Environment and Natural
                                     Resources Division
                                     801 B Street  Suite 504
                                     Anchorage, Alaska  99501-3657

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 46

Date:     9/18/96             /s/    Chuck Clarke
                                     CHUCK CLARKE
                                     Regional Administrator, Region 10
                                     U.S. Environmental Protection Agency



                             /s/     Lori L. Houck
                                     LORI L. HOUCK
                                     Assistant Regional Counsel, Region 10
                                     U.S. Environmental Protection Agency
                                     1200 Sixth Avenue  SO-155
                                     Seattle, Washinton 98101

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 47

                                                     FOR THE DEFENDANTS:

For the Alaska Railroad Corporation:




Dated:    September 9, 1996          /s/  Robert S. Hatfield, Jr.
                                          Robert S. Hatfield, Jr.
                                          President and Chief Executive Officer


Agent for Service of Process:

Phyllis Johnson
General Counsel
Alaska Railroad Corporation
P.O. Box 107500
Anchorage, Alaska  99510-7500

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 48

For Bridgestone/Firestone, Inc.:



Dated:    July 30, 1996         /s/  James K. Vines
                                 James K. Vines
                                 [title]   General Counsel - Environmental


Agent for Service of Process:

                  Heidi H. Bumpers, Esq.
                  Metropolitan Square
                  1450 G Street, N.W.
                  Washington, D.C.  20005-2088

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 49

For Chugach Electric Association, Inc.:



Dated:  September 5, 1996                /s/  Eugene N. Bjornstad
                                              Eugene N. Bjornstad
                                              General Manager


Agent for Service of Process:

Eugene N. Bjornstad
General Manager
Chugach Electric Ass'n, Inc.
5601 Minnesota Drive
P.O. Box 196300
Anchorage, Alaska  99519-6300


CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 50

For J.C. Penney Company, Inc.:



Dated:   September 12, 1996             /s/  Carl B. Seaholm
                                             Carl B. Seaholm
                                             Manager, Corporate Risk Management


Agent for Service of Process:

Guess & Rudd
510 L Street, Suite 700
Anchorage, Alaska  99501

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 51

For Mongtomery Ward & Co., Inc.:



Dated:    9/19/96                      /s/  Phillip D. Delk

                                            Phillip D. Delk, Esq.
                                            Vice President &
                                            Deputy General Counsel


Agent for Service of Process:

Guess & Rudd
510 L Street, Suite 700
Anchorage, Alaska  99501

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 52

For Sears, Roebuck and Co.:



Dated:    9/26/96                    /s/  Bobbie McGee Gregg

                                          Bobbie McGee Gregg
                                          Vice President - Law
                                          Sears, Roebuck and Co.

Agent for Service of Process:

Frederick J. Kulevich
Attorney
Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 53

For Westinghouse Electric Corporation:



Dated:  September 30, 1996          /s/ Samuel R. Pitts

                                        Samuel R. Pitts
                                        Vice President

Agent for Service of Process:

C T Corporation System
Suite 300
801 West Tenth Street
Juneau, Alaska  99801

CONSENT DECREE: STANDARD STEEL SUPERFUND SITE - 54

                      APPENDIX 1 TO PARTIAL CONSENT DECREE
                  UNITED STATES ENVIRONMENTAL PROTECTION AGENCY
                                    REGION 10


IN THE MATTER OF:

Standard Steel & Metals Salvage
Yard, Anchorage, Alaska

Chugach Electric Association, Inc.

         RESPONDENT.

Proceeding Under Sections 104, 106
120(e)(6), 122(a), and 122(d)(3)
of the Comprehensive Environmental
Response, Compensation, and
Liability Act, as amended 42
U.S.C. ss. ss.  9604, 9606,
9620(e)(6), 9622(a), and
9622(d)(3).
)
)
)
)
)
)
)
)
)
)
)
)
)
)
)
)
)









U.S. EPA Docket
Nos.
1091-07-02-107 and
1091-07-01-120.
                                    )


                         ADMINISTRATIVE ORDER ON CONSENT
                  FOR REMEDIAL INVESTIGATION/FEASIBILITY STUDY



ADMINISTRATIVE ORDER ON CONSENT FOR
REMEDIAL INVESTIGATION/FEASIBILITY STUDY - 1               September 23, 1992

                                TABLE OF CONTENTS

                                                                          Page


I.      Introduction.....................................................  4
II.     Jurisdiction.....................................................  4
III.    Parties Bound....................................................  5
IV.     Statement of Purpose ............................................  6
V.      Findings of Fact.................................................  7
VI.     Conclusions of Law............................................... 12
VII.    Notice to State.................................................. 12
VIII.   Work to be Performed............................................. 13
IX.     U.S. EPA'S Baseline Risk Assessment.............................. 16
X.      Modification of the Work Plan.................................... 17
XI.     Quality Assurance................................................ 19
XII.    Final RI/FS, Proposed Plan, Public Comment, Record
         of Decision, Administrative Record.............................. 19
XIII.   Progress Reports and Meetings.................................... 20
XIV.    Sampling, Access, and Data Availability
         /Admissibility.................................................. 21
XV.     Designated Project Coordinators.................................. 25
XVI.    Other Applicable Laws............................................ 27
XVII.   Record Preservation.............................................. 27
XVIII.  Dispute Resolution............................................... 27
XIX.    Stipulated Penalties............................................. 30
XX.     Force Majeure.....................................................33
XXI.    Reimbursement of Response and Oversight Costs.................... 35
XXII.   Financial Assurance, Insurance, and Indemnification.............. 38
XXIII.  Judicial Review.................................................. 41
XXIV.   Reservations of Rights........................................... 41
XXV.    Other Claims..................................................... 42
XXVI.   Effective Date and Subsequent Modification....................... 43
XXVII.  Satisfaction..................................................... 44
XXVIII. Separate Documents............................................... 44
XXIX.   Contingent Right to Withdraw..................................... 45


ADMINISTRATIVE ORDER ON CONSENT FOR
REMEDIAL INVESTIGATION/FEASIBILITY STUDY - 2               September 23, 1992

                                 I. INTRODUCTION

                  1.1 This Administrative Order on Consent ("Consent Order") is entered into voluntarily by the United States Environmental Protection Agency ("U.S. EPA") and Chugach Electric Association, Inc. ("Respondent"). This Consent Order concerns the preparation and performance of a Remedial Investigation and Feasibility Study ("RI/FS") and approved Interim Remedial Actions or new Removal Responses for the Standard Steel & Metals Salvage Yard Superfund Site (the "Site" or the "Standard Steel Site") located at 2400 Railroad Avenue, Anchorage, Alaska.
                                II. JURISDICTION
                  2.1 This Consent Order is issued under the authority vested in the President of the United States by any or all of the following: Sections 104, 106, 120(e)(6), 122(a), and 122(d)(3) of the
     Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. ss.ss. 9604, 9606, 9260(e)(6), 9622(a), and 9622(d)(3)
     ("CERCLA"). This authority was delegated to the Administrator of U.S. EPA on January 23, 1987, by Executive Order 12580, 52 Fed. Reg. 2926 (1987) and was further delegated to Regional Administrators on September 13, 1987, by U.S. EPA Delegation No. 14-14-C. The authority was re-delegated to the Director of the U.S. EPA Region 10 Hazardous Waste Division, by a Regional Redelegation order signed by the Regional Administrator on April 8, 1987.

ADMINISTRATIVE ORDER ON CONSENT FOR
REMEDIAL INVESTIGATION/FEASIBILITY STUDY - 3               September 23, 1992

                  2.2 The Respondent agrees to undertake all actions required by this Consent order. In any action by U.S. EPA or the United States to enforce the terms of this Consent Order, Respondent consents to the authority and jurisdiction of U.S. EPA to issue or enforce this Consent Order. Respondent and U.S. EPA agree not to contest the validity or terms of this Consent Order, or the procedures underlying or relating to it, in any action brought by the United States to enforce its terms.
                               III. PARTIES BOUND
                  3.1 This Consent Order applies to and is binding upon U.S. EPA and upon the Respondent, its agents, successors, and assigns. Respondent is jointly and severally responsible for carrying out all actions required of them by this Consent Order. The signatories hereto certify that they are authorized to execute and legally bind the parties they represent to this Consent Order. No change in the ownership or corporate status of the signatories or of the Site shall alter their responsibilities under this Consent Order.
                  3.2 Respondent shall provide a copy of this consent order to any proposed owner or successor in interest before stock, assets or other indicia of ownership in the entity are transferred. Respondent shall also provide a copy of this Consent Order to each contractor hired to perform any work required under this Consent Order (the "Work"), and to each person representing it with respect to the site or the Work. Respondent shall condition all contracts entered into for

ADMINISTRATIVE ORDER ON CONSENT FOR
REMEDIAL INVESTIGATION/FEASIBILITY STUDY - 4               September 23, 1992
     performance of the work in conformity with the terms of this Consent Order. Respondent, or its contractors, shall provide written notice of the Consent Order to all subcontractors hired to perform any portion of the Work. Notwithstanding the terms of any contract, Respondent shall be responsible for ensuring that their subsidiaries, employees, contractors, subcontractors, consultants and agents comply with this Consent Order.
                            IV. STATEMENT OF PURPOSE
                  4.1 In entering  into this Consent  Order,  the  objectives of
     U.S. EPA and the Respondent is: (a) to determine the nature and extent of contamination and any threat to the public health, welfare, or the environment caused by the release or threatened release of hazardous substances, pollutants, or contaminants at or from the Site, by conducting a Remedial Investigation; (b) to determine and evaluate alternatives for remedial action, if any, to prevent, mitigate, or otherwise respond to or remedy any release or threatened release of hazardous substances, pollutants, or contaminants at or from the Site, by conducting a Feasibility Study; (c) to conduct Interim Remedial Actions or new Removal Responses if proposed by Respondent and approved by U.S. EPA as a means to effectuate the RI/FS; and (d) to recover response and oversight costs incurred by U.S. EPA with respect to the RI/FS and this Consent Order.
                  4.2               The activities conducted by Respondent under
     this Consent order are subject to approval by U.S. EPA and shall be conducted in accordance with the provisions of CERCLA, the

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     National  Oil and  Hazardous  Substance  Pollution  Contingency  Plan  (the
     "NCP"), 40 C.F.R. Part 300, and all applicable U.S. EPA guidances, policies and procedures.
                  4.3 Respondent shall provide all information necessary for the RI/FS. U.S. EPA shall be responsible for performance of the Baseline Risk Assessment required for completion of the RI/FS (see Section IX) and for preparation and release of the Proposed Plan and the Record of Decision (the "ROD") for the remedial action at the Site (see Section XII). V. FINDINGS OF FACT
                  5.1 By signing and taking actions under this Consent Order, Respondent does not necessarily agree with the following findings of fact in this Section and conclusions of law in Section VI below. Such findings and conclusions do not constitute admissions of liability by Respondent, nor shall they be admissible in evidence against the Respondent in any judicial or administrative proceeding other than a proceeding by the United States, including U.S. EPA, to enforce this Consent Order or any judgment relating to it.
                  5.2 The Standard Steel Site is located on a six and two-tenths (6.2) acre parcel of land at 2400 Railroad Avenue, in an industrialized area just north of downtown Anchorage. Over 121,000 people obtain drinking water from wells within three miles of the Site. The Site's northern border is adjacent to an Alaska Railroad right-of-way. Ship Creek, which borders the Site to the south, is a salmon migratory stream. An Alaska Department

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     of Fish and Game hatchery is located  approximately  200 yards  upstream of the Site. Ship Creek is also used for recreational fishing and provides fish for consumption by a transient population located downstream from the Site.
                  5.3  The  United   States,   through  the   Federal   Railroad
     Administration   ("FRA"),   an  agency   within  the  U.S.   Department  of
     Transportation, or its predecessor agencies, owned the Site for many years. Since at least the early 1960s, parcels within the Site were leased, through a federal entity known as the Alaska Railroad, to various metal salvage and recycling businesses.
                  5.4 Pursuant to Section 604 of the Alaska Railroad Transfer Act, 45 U.S.C. ss. 1203, in January 1985, the Alaska Railroad corporation, a State-owned corporation, received an exclusive license to the Site and was authorized by statute to "use, occupy and receive all benefits" of the property. Pursuant to Section 604(d)(2)(A) of the statute, 45 U.S.C. ss. 1203(d)(2)(A), the State assumed all lease obligations of the Alaska Railroad.
                  5.5 The current lessee of the Site is Ben Lomond, Inc., which entered into a 35-year lease agreement with the Alaska Railroad in January 1983. At the same time, Ben Lomond, Inc. subleased a large portion of the Site to Standard Steel & Metals Company ("Standard Steel"), a sole proprietorship owned by Gerald Poirier. In April 1986, U.S. EPA closed most of the Site to public access, with the exception of a small portion which is

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     currently used and/or subleased by Ben Lomond,  Inc. and another small area which is used by Poirier for an office and scrap yard.
                  5.6 The Site has been used for salvaging and recycling of ferrous and non-ferrous metals and lead-acid batteries since at least 1967. Activity on the Site has included, without limitation, reclamation of PCB-contaminated electrical transformers, incineration of transformer oil and copper cores, use of PCB oil in hydraulic equipment on-site, processing of various types of surplused equipment and drums which contained hazardous liquids, such as flammables, corrosives, oxidizers and waste oils, and salvaging of various types of batteries.
                  5.7 Studies and sampling activities conducted by the Alaska Department of Environmental Conservation ("ADEC") from approximately 1983 to 1985, and by U.S. EPA in 1985, indicated the presence of PCBs in transformer fluids and in soils on and off-site. PCB contamination as high as 165,000 parts per million ("ppm") was found in soils on-site; soil samples for PCBs from roads on and off-site ranged from traces to 220 ppm. Soil samples on-site also indicated high levels of lead and significant levels of cyanide and trichlorobenzene. Ash samples from the on-site incinerator contained dioxin with Toxic Equivalent Factor ("TEF") values as high as 5.71 parts per billion ("ppb"). Off-site migration of PCBS was documented in stream sediment sampling conducted along Ship Creek, which indicated 2.5 ppm PCBS downstream of the Site. A groundwater monitoring study demonstrated PCB contamination and organic

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     solvent  compounds in the shallow water table aquifer beneath the Site. The presence of thousands of lead-acid batteries on-site also suggested widespread lead contamination at the Site.
                  5.8 In May 1986, U.S. EPA determined that an imminent and substantial endangerment to the public health and environment existed at the Site. U.S. EPA thereafter conducted a three-phase removal action at the Site to remove the most significant known contamination and sources of contamination and to secure the Site for long-term cleanup. Removal activities during the first phase, conducted during the summer of 1986, included: staging of 185 transformers, removal of over 1000 gallons of PCB-contaminated oil and 82 55-gallon drums of RCRA hazardous materials (including flammable liquids, corrosives and oxidizers); installation of four groundwater monitoring wells; isolation of dioxin and furan wastes; construction of an erosion control wall along Ship Creek; and fencing of the Site to prevent public access and exposure. Additionally, a study on resident fish of Ship Creek and an initial PCB soil sampling program were conducted to establish areas of higher risk within the Site boundary.
                  5.9 The second phase of the removal action, during the summer and fall of 1987, included removal and/or recycling of approximately 700,000 pounds of batteries and 10,450 gallons of waste oil. Large portions of the Site were cleared of scrap, which was repositioned on-site. An estimated 1600 cubic yards of PCB-contaminated soil were stockpiled on-site and

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     protected with a concrete fiber cap.
                  5.10 The third and final phase of the removal action, conducted in 1988, resulted in: sealing the stockpiled soil and severely contaminated ground surfaces with shotcrete to limit exposure risks; overpacking of drums, cans and other containers of hazardous materials; and, reworking and strengthening the security fence. The On-Scene Coordinator's ("OSC") Final Report, received in December 1988, summarized the status of the work completed and the soil and water data collected during the removal action.
                  5.11 On July 14, 1989, U.S. EPA proposed the Site for inclusion on the National Priority List ("NPL"). 54 Fed. Reg. 29820 (July 14, 1989). The Site was listed on the NPL on August 30, 1990. 55 Fed. Reg. 35502 (August 30, 1990).
                  5.12             Respondent Chugach Electric Association, Inc.
     arranged for disposal to the Site of electrical transformers containing PCB-contaminated oil. U.S. EPA has identified another potentially responsible party not a party to this Consent Order that arranged for disposal to the Site of electrical transformers containing PCB-contaminated oil. U.S. EPA has identified other potentially responsible parties not parties to this Consent Order which arranged for disposal to the Site of lead-acid batteries.
                  5.13 Not all persons identified as potentially responsible parties for the Site are Respondents in this Consent Order. Certain federal agencies, including the U.S. Department of Transportation, (including the Federal Railroad

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     Administration)  and U.S.  Department  of Defense  (including  the  Defense
     Logistics Agency, and the Defense Reutilization and Marketing Service), are paying a portion of the costs of the RI/FS pursuant to a separate Funding Agreement with the Respondent. Other potentially responsible parties identified for the Site are not participating in this Order.
                  5.14  Hazardous  substances at the site include lead and other
     metals,   PCBS,  dioxins,   trichlorobenzene   and  other  organic  solvent
     compounds. Groundwater monitoring data indicate contamination on- and off-Site.
                  5.15 Actual and/or potential contaminant release and migration pathways include, but are not limited to, release and transport of soil contaminants into the groundwater, surface water, and air.
                             VI. CONCLUSIONS OF LAW
                  6.1               The Site is a "facility" as defined in
     Section 101(9) of CERCLA, 42 U.S.C. ss. 9601(9).
                  6.2 Major contaminants identified at the Site include lead, PCBs and dioxin, each of which is a "hazardous substance" as defined in
     Section 101(14) of CERCLA, 42 U.S.C. ss. 9601(14).
                  6.3 The presence of hazardous substances at the Site, or the past, present, or potential migration of hazardous substances currently located at or emanating from the Site, constitute actual and/or threatened "releases" as defined in Section 101(22) of CERCLA, 42 U.S.C. ss. 9601(22).

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                  6.4               Respondent is a "person" as defined in
     section 101(21) of CERCLA, 42 U.S.C. ss. 9601(21), and is "potentially responsible parties" within the meaning of sections 104, 106, 107, 1-20 and 122 of CERCLA, 42 U.S.C. ss.ss. 9604, 9607, 9606, 9620, and 9622.
                  6.5 The actions required by this Consent Order are: necessary to protect the public health or welfare or the environment and in the public interest, 42 U.S.C. ss. 9622(a); consistent with CERCLA and the NCP, 42 U.S.C. ss. 9604(a)(1) and 9622(a); and will expedite effective remedial action and minimize litigation, 42 U.S.C. ss. 9622(a).
                            VII. NOTICE TO THE STATE
                  7.1 By providing it with a copy of this Consent Order, U.S. EPA is notifying the State of Alaska that this Consent Order is being issued and that U.S. EPA is the lead agency for coordinating, overseeing, and enforcing the response actions required by this Consent Order.
                           VIII. WORK TO BE PERFORMED
                  8.1 All Work shall be under the direction and supervision of a qualified contractor with a minimum of five (5) years of experience with CERCLA and RCRA investigations who is familiar with applicable EPA guidances (see Paragraph 8.2 below) and with environmental conditions and standards in Alaska. Before the Work is begun, Respondent shall notify U.S. EPA in writing of the identity and qualifications of the proposed supervising contractor and the subcontractors and laboratories to be used in

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     carrying  out the  Work.  The  qualifications  of such  personnel  shall be subject to U.S. EPA review, for verification and approval that they meet technical background and experience requirements. However, the Respondent's initial supervising contractor, Woodward-Clyde Consultants, is hereby approved. During the course of the RI/FS, Respondent shall notify U.S. EPA, in writing, of any changes or additions in the contractors used to carry out the Work and shall provide their names, titles and qualifications. U.S. EPA shall have the same right to approve such changes and additions as it has with respect to the original contractor proposed by Respondent.
                  8.2 Respondent shall conduct all activities for development of the RI/FS listed in and according to the schedule set forth in the Statement of Work ("SOW"), which is attached hereto as Appendix 1 to this Consent Order and incorporated by reference herein. All such work shall be conducted in accordance with CERCLA, the NCP, and U.S. EPA guidances, including, but not limited to, the "Guidance for Conducting Remedial Investigations and Feasibility Studies under CERCLA" (OSWER Directive # 9355.3-01) and "Guidance for Data Useability in Risk Assessment" (OSWER Directive #9285.7-05), as these guidances may be amended or modified by U.S. EPA. The specific tasks, schedules and list of deliverables that Respondent is to perform and provide are described more fully in the attached SOW.
                  8.3 Unless otherwise specified, if U.S. EPA disapproves of or requires revisions to any deliverable, in whole

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     or in part,  Respondent  shall  amend  and  submit  to U.S.  EPA a  revised deliverable  which is responsive to all U.S. EPA's comments,  within thirty
     (30) days of receiving U.S. EPA's comments, unless the U.S. EPA Project Coordinator determines additional testing or analysis is needed pursuant to Paragraph 10.1 herein, in which case Respondent shall amend and submit the
     revised   deliverable   within  the  period   agreed  to  by  the   Project
     Coordinators. For purposes of this Consent Order, day means calendar day unless otherwise noted.
                  8.4 U.S. EPA reserves the right to comment on, modify, and/or direct changes to be made by Respondent in all deliverables. At U.S. EPA's request, Respondent must fully correct all deficiencies and/or respond to all U.S. EPA's comments in subsequent or resubmitted deliverables.
                  8.5 In the event that Respondent amends or revises a report, plan, or other submittal upon receipt of U.S. EPA comments and U.S. EPA subsequently disapproves the revised submittal, because the resubmitted item does not reflect U.S. EPA's directions for changes, Respondent shall be deemed to be in violation of this Consent Order and U.S. EPA may seek stipulated or statutory penalties, and/or may seek any other appropriate relief. It is agreed and understood that disapproval of any submittal is subject to the dispute resolution procedures contained in Section XVIII.
                  8.6 Neither failure of U.S. EPA to expressly approve or disapprove Respondent's submissions within a specified

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     time period(s), nor the absence of comments, shall be construed as approval of such submissions by U.S. EPA. U.S. EPA will provide written notice to the Project Coordinator when a deliverable is approved or disapproved. Specific tasks and deliverables identified in the SOW require U.S. EPA approval  before  further  work may  proceed.  Other than the  specifically
     identified  tasks  and   deliverables   pending  approval  or  disapproval,
     Respondent shall proceed with all other tasks, deliverables and activities in accordance with the schedules set fort,i in the Sow or required by this Consent Order. U.S. EPA reserves the right to stop Respondent from proceeding further, either temporarily or permanently, on any task, activity, or deliverable set forth in the SOW or required by this Consent Order at any point during the RI/FS.
                  8.7  Any  hazardous   substance,   pollutant  or   contaminant
     transferred off-site as hazardous waste under this order must be taken to a facility acceptable under the Off-Site Policy (OSWER Directive No. 9834.11, November 13, 1987) in accordance with Section 121(d)(3) of CERCLA, 42 U.S.C. ss. 9621(d)(3). Prior to any off-site shipment of hazardous waste from the Site to an out-of-state hazardous waste management facility, Respondent shall provide written notification of such shipment to the appropriate state environmental official in the receiving state and to U.S.
     EPA's  Project  Coordinator,   provided,  however,  that  the  notification
     requirement shall not apply when the total volume of such off-site shipments will not exceed ten

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     (10) cubic yards.
                           (a) The off-site shipment notification shall be in writing and shall include the following information: (1) the name and location of the facility to which the hazardous substances are to be shipped; (2) the type and quantity of the hazardous substances to be shipped; (3) the expected schedule for the shipment of the hazardous substances; and (4) the method of transportation.
                           (b) Respondent shall notify the receiving state and U.S. EPA of major changes in the shipment plan, such as a decision to ship the hazardous substances to another facility within the same state, or to a facility in another state.
                           (c) Respondent shall provide written verification to U.S. EPA that such shipment was received.
                     IX. U.S. EPA'S BASELINE RISK ASSESSMENT
                   9.1 U.S. EPA will perform the Baseline Risk
     Assessment required for the completion of the RI/FS. Respondent shall support U.S. EPA in this effort by providing the information and deliverables required in the SOW. The major components of the Baseline Risk Assessment include contaminant identification, exposure assessment, toxicity assessment and human health and ecological risk characterization. U.S. EPA will respond to all comments on the Baseline Risk Assessment during the formal comment period on the Record of Decision.
                  9.2               U.S. EPA will provide sufficient information

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     concerning  baseline risks in a timely fashion so that Respondent can begin drafting the Feasibility study and meet the schedules in the SOW. This information may be in two memoranda. One memorandum will include a list of the chemicals of concern for human health and ecological effects; the other will list the current and potential exposure scenarios and the exposure assumptions and exposure point concentrations that U.S. EPA plans to use in the Baseline Risk Assessment.
                        X. MODIFICATION OF THE WORK PLAN
                  10.1 If at any  time  during  the  RI/FS  process,  Respondent identifies a need for additional data or work beyond that required in the approved Work Plan, a memorandum documenting the need for such data or work shall be submitted to the U.S. EPA Project coordinator. U.S. EPA, by its Project Coordinator, in its sole discretion, will determine whether such additional data or work are to be incorporated into subsequent reports and deliverables required in the SOW.
                  10.2  In the  event  of  conditions  at  the  Site  posing  an immediate threat to human health or welfare or the environment, Respondent shall notify U.S. EPA and the state immediately upon becoming aware of such conditions. In the event of unanticipated or changed circumstances at the Site that may pose an immediate threat to human health, or welfare or the environment, Respondent shall notify the U.S. EPA Project Coordinator by telephone within twenty-four (24) hours of discovery of such circumstances. In addition to the authorities

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     in the NCP, U.S. EPA may require  Respondent to make appropriate  responses to eliminate the immediate threat. After the immediate threat is eliminated to U.S. EPA's satisfaction, U.S. EPA may determine that the unanticipated or changed circumstances warrant changes in the Work Plan. In such circumstance, U.S. EPA may modify or amend the Work Plan, in writing, pursuant to Paragraph 10.4. Respondent thereafter shall be bound by the Work Plan as modified or amended.
                  10.3 U.S. EPA may determine that in addition to tasks defined in the approved Work Plan (including any approved modification thereto), other work may be necessary to accomplish the objectives of the RI/FS set forth in the SOW. If it determines that such additional work is required for a complete RI/FS, U.S. EPA may request that Respondent perform this additional work. Within fourteen (14) days of receipt of U.S. EPA's request, Respondent shall either confirm their willingness to perform the additional work, in writing, to U.S. EPA, or shall invoke dispute resolution pursuant to Section XVIII of this Consent Order. If Respondent agrees to perform the additional work or if the dispute resolution process results in an adverse decision for the Respondent, Respondent shall implement the additional work according to the standards, specifications and schedule set forth or approved by U.S. EPA in a written modification or supplement to the Work Plan. In the event Respondent does not perform the additional work or such work is not completed to U.S. EPA's satisfaction, U.S. EPA may invoke any

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     enforcement authority provided for in CERCLA, as described in
     Section XVIII.
                  10.4 The following modifications or changes may be made by written agreement of the Project Coordinators: (1) technical field modifications to the Work Plan and the Sampling Analysis Plan; (2)
     modifications to the schedules for deliverables in the SOW; and (3) any other change to the RI or FS Work Plans, not otherwise addressed in Paragraphs 10.2 and 10.3 above. Modification to the final completion date of the RI/FS contained in the SOW may be made only by the written agreement of all parties to this Consent Order.
                              XI. QUALITY ASSURANCE
                  11.1 Respondent shall assure that Work performed, samples taken and analyses conducted conform to the requirements of the SOW, and the quality assurance requirements in the approved Work Plan. Respondent will assure that field personnel used by it are properly trained in the use of field equipment and in chain-of-custody procedures.
                 XII. FINAL RI/FS, PROPOSED PLAN, PUBLIC COMMENT
                      RECORD OF DECISION, ADMINISTRATIVE RECORD
                  12.1              In accordance with CERCLA and the NCP, U.S.
     EPA retains the responsibility for the release to the public of the final RI/FS report and for the preparation and release to the public of the Proposed Plan and Record of Decision for the Site. U.S. EPA will provide Respondent with copies of the final RI/FS Report, Proposed Plan, and ROD.

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                  12.2   U.S.   EPA  will   determine   the   contents   of  the
     administrative record file for the selection of remedial action for the Site. Respondent shall submit to U.S. EPA the documents developed during the course of the RI/FS upon which selection of the remedial action may be based. Respondent must also submit any previous studies for the Site conducted under state, local, or other federal authorities relating to selection of response actions for this Site, and all communications between Respondent and state, local, or other federal authorities concerning selection of response actions for this Site. Documents identified in this paragraph shall be submitted to U.S. EPA no later than thirty (30) days after U.S. EPA's request for the material. Respondent may submit comments, including information and documents during the formal comment period for the proposed plan, and U.S. EPA will include all such comments and information and documents in the administrative record. At U.S. EPA's request, Respondent shall also establish a community information repository at or near the Site, to house one (1) copy of the administrative record.
                       XIII. PROGRESS REPORTS AND MEETINGS
                  13.1 In addition to the deliverables set forth in this Consent Order, unless otherwise agreed by the Project Coordinators, Respondent shall provide monthly progress reports to U.S. EPA, by the tenth of each month. At a minimum, these progress reports shall: (1) describe the actions which have been taken to comply with this Consent Order during the preceding

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     month;  (2)  include  results  of all  sampling  and tests  and other  data received by Respondent during the preceding month and; (3) describe work planned for the next two (2) months with schedules relating such work to the overall project schedule for RI/FS completion; and (4) describe all
     problems   encountered  and  any  anticipated   problems,   any  actual  or
     anticipated delays, as well as the solutions developed and/or implemented to address any actual or anticipated problems or delays.
                  13.2 Respondent shall participate in such meetings as U.S. EPA
     may  schedule   during  the  performance  of  the  RI/FS.  In  addition  to presentation of the technical aspects of the RI/FS, such meetings may include discussion of anticipated problems or new issues. Meetings will be scheduled at U.S. EPA's discretion subject to reasonable notice to Respondent.
           XIV. SAMPLING, ACCESS, AND DATA AVAILABILITY/ADMISSIBILITY
                  14.1 All results of sampling, tests, modeling, or other data (including raw data) generated by Respondent or on Respondent's behalf during implementation of this Consent Order, shall be submitted to U.S. EPA in the monthly progress report described in the preceding section of this Consent Order. U.S. EPA will make available to the Respondent all results of sampling, tests, modeling, or other data, (including raw data) generated by U.S. EPA or on behalf of U.S. EPA during implementation of this Consent Order.
                  14.2 Respondent will verbally notify U.S. EPA at least fifteen (15) days prior to conducting field events

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     described  in the SOW,  Work Plan or Sampling and  Analysis  Plan.  At U.S.
     EPA's or ADEC's verbal or written request, or that of its authorized Representative(s), Respondent shall allow split or duplicate samples to be taken by U.S. EPA or ADEC or their authorized representatives of any samples collected by Respondent in the course of implementing this Consent Order. All such split or duplicate samples shall be analyzed by the quality assurance methods identified in the approved Work Plan.
                  14.3 U.S. EPA and ADEC and their authorized representatives shall have the authority at all reasonable times to enter and freely move about the property at the Site and any off-Site areas where work is being performed, for the purposes of inspecting conditions, activities, records, operating logs, and contracts related to the site or Respondent and its contractor(s) pursuant to this Consent Order; reviewing the progress of Respondent in carrying out this Consent Order; conducting such tests as U.S. EPA or ADEC or their authorized representatives deem necessary; and verifying the data submitted by Respondent. In the course of such activities, U.S. EPA and ADEC or their authorized representatives may use cameras, recording devices, other documentary-type equipment. Respondent shall permit U.S. EPA and its authorized representatives to inspect and copy all records, files, photographs, documents, sampling and monitoring data and other writings related to work undertaken in carrying out this Consent Order. Nothing herein shall be construed to limit or affect U.S. EPA's right of entry or inspection authority

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     under  federal law. All parties and agencies  with access to the Site under this paragraph shall comply with all approved Health and Safety Plans.
                  14.4 Respondent may assert claims of business confidentiality covering part or all of the information submitted pursuant to the terms of this Consent Order subject to the provisions of 40 C.F.R. ss. 2.203, provided such claims are allowed by Section 104(e)(7) of CERCLA, 42 U.S.C. ss. 9604(e)(7). Such claim shall be asserted in the manner described by 40 C.F.R. ss. 2.203(b) and substantiated at the time the claim is made. Information determined to be confidential by U.S. EPA will be given the protection specified in 40 C.F.R. Part 2. If no such claim accompanies the information when it is submitted to U.S. EPA, it may be made available to the public by U.S. EPA or the state without further notice to Respondent.
                  14.5 In entering into this Consent Order, Respondent and U.S. EPA waive any objections to the QA/QC Procedures applied to any data gathered, generated, or evaluated by U.S. EPA, the state, or Respondent in the performance or oversight of the Work that has been verified according to the Quality Assurance/Quality Control ("QA/QC") procedures required by the Consent Order or any U.S. EPA-approved Work Plan or Sampling and Analysis Plan. If Respondent objects to any data relating to the RI/FS, they shall submit a report to U.S. EPA that identifies and explains their objections, describes the acceptable uses of the data, if any, and identifies any

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     limitations  to use of the data.  The report must be  submitted to U.S. EPA within  fifteen (15) days of the monthly  progress  report  containing  the data.
                  14.6   Respondent   agrees   not  to   assert   privilege   or
     confidentiality claims with respect to any documents or data related to Site conditions, sampling or monitoring required to be submitted to U.S. EPA pursuant to this Consent Order. Respondent, however, reserves the right to assert privilege and work product protections as to opinions and conclusions of their employees, consultants, attorneys or other agents. In the event privilege is asserted, upon request, Respondent shall provide
     U.S.  EPA  with  the  date,  author,  recipient  or  addressee,   title  or
     description of the subject of the opinion or conclusion and the privilege asserted by Respondent.
                  14.7 There is currently an agreement in place among the Alaska Railroad Corporation, Ben Lomond, Inc. and Standard Steel & Metals providing U.S. EPA, ADEC and the Respondent's consultant access to the Site. Respondent shall use its best efforts to obtain additional on-site and necessary off site agreements. Such agreements shall provide access for U.S. EPA, its contractors and oversight officials, ADEC and its contractors, and the Respondent and its authorized representatives. Such agreements shall specify that Respondent is not U.S. EPA's representatives with respect to liability associated with Site activities. Prior to initiation of field activities on any property, Respondent shall provide to U.S. EPA

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     a copy of the  access  agreement  pertaining  to such  property.  if access agreements are not obtained within a reasonable time, Respondent shall notify U.S. EPA of its failure to obtain access and provide U.S. EPA with a detailed description of its efforts to obtain access. U.S. EPA, in its discretion, may seek to obtain access for the Respondent; may terminate the Consent Order in the event that Respondent cannot obtain access agreements; or may allow Respondent to continue work without access. In the event U.S. EPA does not obtain access for Respondent and does not terminate the Consent Order, Respondent shall perform all other activities not requiring access to the off-site are in question. Respondent shall also reimburse U.S. EPA for all costs, including, but not limited to, enforcement costs and attorney fees incurred by the United States to obtain access for the Respondent.
                       XV. DESIGNATED PROJECT COORDINATORS
                  15.1 On or before the effective date of this Consent order, U.S. EPA and Respondent shall each designate their own Project Coordinator.
     Each  Project   Coordinator   shall  be  responsible   for  overseeing  the
     implementation  of this  Consent  Order.  To the maximum  extent  possible, communications between Respondent and U.S. EPA shall be directed to the Project Coordinator by mail, with copies to such other persons as U.S. EPA and Respondent may respectively designate. Communications include, but are
     not  limited  to,  all  reports,   approvals   and  other   documents   and
     correspondence submitted under this Consent Order.

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                  15.2  U.S.  EPA and  Respondent  each have the right to change their respective Project Coordinator. The other party must be notified, in writing, at least ten (10) days prior to the change.
                  15.3 All reports, approvals, disapprovals and other documents and correspondence which must be submitted under this Consent Order shall be sent by hand, express or certified mail, return receipt requested, to
     the  following   Project   Coordinators   or  to  such  successor   Project
     Coordinators as may be designated in writing by the parties:

                                    (a)     For U.S. EPA:

                                            Christopher Cora
                                            Federal Facility Branch (HW-124)
                                            U.S. EPA, Region 10
                                            1200 Sixth Avenue
                                            Seattle, Washington 98101

                                    (b)     For Respondent:

                                            Alex Tula
                                            Woodward-Clyde, Consultants
                                            3440 Bank of California center
                                            900 Fourth Avenue
                                            Seattle, Washington 98164


                  15.4 U.S. EPA's Project Coordinator shall have the authority vested in a Remedial Project Manager ("RPM") and On-Scene Coordinator ("OSC") by the NCP. In addition, U.S. EPA's Project Coordinator shall have the authority, consistent with the NCP, to halt any work required by this Consent Order, and to take any necessary response action when he/she determines that

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     emergency  conditions at the Site may present an immediate  endangerment to public health, welfare, or the environment. The absence of the U.S. EPA Project Coordinator from the area under study pursuant to this Consent Order shall not be cause for the stoppage or delay of work.
                  15.5 In addition to its Project Coordinator, U.S. EPA shall arrange for other qualified person(s) to assist in its oversight and review of the conduct of the RI/FS, pursuant to Section 104(a) of CERCLA, 42 U.S.C. ss. 9604(a). Such persons may observe work and make inquiries in the absence of the U.S. EPA Project Coordinator, but are not authorized to modify the Work Plan.
                           XVI. OTHER APPLICABLE LAWS
                  16.1 Respondent shall comply with all applicable state, federal and local laws when performing the RI/FS. No local, state, or federal permit shall be required for any portion of any activity conducted entirely on-site, where such action is selected and carried out in compliance with Section 121 of CERCLA, 42 U.S.C. ss. 9621.
                            XVII. RECORD PRESERVATION
                  17.1 All records and documents in Respondent's possession that relate in any way to the Site shall be preserved during the conduct of this Consent Order and for five (5) years after commencement of any remedial action. Respondent shall acquire and retain copies of all documents that relate to the Site which are in the possession of its employees, agents,

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     accountants,  contractors  or  attorneys.  After this five (5) year period,
     Respondent shall notify U.S. EPA at least ninety (90) days before the documents are scheduled to be destroyed. If U.S. EPA requests that the documents be saved, Respondent shall, at no cost to U.S. EPA, give U.S. EPA the documents or copies of the documents.
                            XVIII. DISPUTE RESOLUTION
                  18.1 The dispute resolution procedures of this Section shall be the exclusive mechanism to resolve disputes arising under or with respect to this Consent Order and shall apply to all provisions of this Consent Order. The fact that dispute resolution is not specifically referenced in the individual Sections of the Consent Order is not intended to and shall not bar Respondent from invoking the procedures with respect to any disputed issue.
                  18.2 a. Any dispute which arises under or with respect to this consent order shall in the first instance be the subject of informal negotiations between the Respondent and U.S. EPA. The period for informal negotiations shall not exceed fifteen (15) days from the time the dispute arises, unless such period is modified by written agreement of the Project Coordinators. The dispute shall be considered to have arisen when one party sends the other parties a written Notice of Dispute. In the event that the parties cannot resolve a dispute informally, the position advanced by U.S. EPA shall be binding unless formal dispute resolution is invoked under Paragraph

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     18.2(b).
                               b.      Within twenty (20) days after the
     conclusion of the informal negotiation period, Respondent may request a determination by U.S. EPA's Hazardous Waste Division Director by submitting to U.S. EPA a written Statement of Position on the matter in dispute, including, but not limited to, any factual data, analysis or opinion supporting that position and any supporting documentation relied upon by the Respondent.
                               c.      Within twenty (20) days after receipt of
     the Respondent's Statement of Position, the EPA will provide to the Respondent its Statement of Position, including, but not limited to, any factual data, analysis, or opinion supporting that position and all supporting documentation relied upon by the U.S. EPA.
                               d.      An administrative record of the dispute
     shall be maintained by U.S. EPA and shall contain all Statements of Position, including supporting documentation, submitted pursuant to this Section. Where appropriate, the U.S. EPA may allow submission. of supplemental Statements of Position by the parties to the dispute.
                               e.      The Director of the Hazardous Waste
     Division, will issue a final administrative decision resolving the dispute, based on the administrative record described in subparagraph d. This decision shall be binding upon the Respondent subject to the provision for judicial review provided in Paragraph 18.3.

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                  18.3 If the  Respondent  does not  abide by U.S.  EPA's  final administrative decision, U.S. EPA reserves the right in its sole discretion to seek either stipulated or statutory penalties and/or to pursue any other enforcement option provided in CERCLA. If U.S. EPA seeks enforcement of this Consent order in court, Respondent may seek judicial review of U.S. EPA's final administrative decision based on the administrative record developed during the dispute resolution process. Such judicial review of the dispute shall be under the arbitrary and capricious standard.
                  18.4 While a matter is pending in dispute resolu tion, Respondent is not relieved of their obligations to perform other activities and submit deliverables on the schedule(s) in their approved Work Plan. The invocation of dispute resolution does not stay the accrual of stipulated or statutory penalties under this Consent Order.
                            XIX. STIPULATED PENALTIES
                  19.1 U.S. EPA, in its sole discretion, may impose stipulated penalties for each day that Respondent fails to complete a deliverable in a timely manner or fail to produce a deliverable of acceptable quality, or fail to revise any deliverable as directed by U.S. EPA. Penalties begin to accrue on the day that performance is due or a violation occurs and shall extend through the date of completion of the correction. Where a revised submission is required of Respondent, stipulated penalties shall continue to accrue until a satisfactory

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     deliverable is submitted to U.S. EPA. U.S. EPA will provide  written notice for violations that are not based on timeliness; nevertheless, penalties shall accrue from the day a violation commences. Payment shall be due within thirty (30) days of receipt of a demand letter from U.S. EPA. U.S. EPA may, in its sole discretion, waive imposition of stipulated penalties if it determines that Respondent has attempted in good faith to comply with this Order or in the event of timely cure of defects in initial submissions.
                  19.2   Respondent shall pay interest on any unpaid
     balance of stipulated penalties, which shall begin to accrue at the end of the 30-day period, at the rate established by the Department of Treasury pursuant to 30 U.S.C. ss. 3717.
                  19.3  Respondent   shall  make  all  payments  on  account  of
     stipulated penalties by cashier's or certified check(s) made payable to the Hazardous Substances Superfund, which are to be transmitted to:

                           U.S. Environmental Protection Agency
                           Attn: Superfund Accounting
                           P.O. Box 360903M
                           Pittsburgh, PA 15251

     All checks shall identify the name of the Site, the site identification number and the account number. A copy of the check and/or transmittal letter shall be forwarded to the U.S. EPA Project Coordinator.
                  19.4              For the following major deliverables,

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     stipulated  penalties  shall  accrue in the  amount  of $1000 per day,  per violation, for the first seven (7) days of noncompliance; $2000 per day, per violation, for the 8th through 14th day of noncompliance- $5000 per day, per violation, for the 15th day through the 30th day; and $10,000 per day, per violation, for the 30th day through the 90th day.
                  1)       The original draft and any revised RI Work Plan.
                  2)       The original draft and any revised Sampling and
                           Analysis Plan.
                  3)       The original draft and any revised RI Report.
                  4)       The original draft and any revised FS Work Plan.
                  5)       The original draft and any revised Treatability
                           Testing Work Plan if needed.
                  6)       The original draft and any revised Treatability
                           Study Sampling and Analysis Plan if needed.
                  7)       The original draft and revised FS Report.
                  19.5              For the following interim deliverables,
     stipulated penalties shall accrue in the amount of $500 per day, per violation, for the first week of noncompliance; $1000 per day, per violation, for the 8th through 14th day of noncompliance; $3000 per day, per violation, for the 15th day through the 30th day of noncompliance; and $5000 per day, per violation, for the 30th through the 90th day.
                  1)       Technical memorandum on modeling of Site
                           characteristics if Respondent proposes that modeling is appropriate.

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                  2)       Preliminary Site Data Summary.
                  3)       Treatability Study Evaluation Report.
                  4)       Memorandum on Remedial Action objectives.
                  5) Interim Remedial or Removal Action Work Plan if proposed.
                  19.6 For failure to submit the monthly progress reports, stipulated penalties shall accrue in the amount of $250 per day, per violation, for the first week of noncompliance; $750 per day, per violation, for the 8th through 14th day of noncompliance, $1500 per day, per violation, for the 15th day through the 30th day; and $3000 per day, per violation, for the 30th day through the 90th day.
                  19.7 Respondent may dispute U.S. EPA's right to the stated amount of penalties by invoking the dispute resolution procedures under
     Section XVIII of this Consent Order. Penalties shall accrue, but need not be paid, during the dispute resolution period. If Respondent does not prevail upon resolution of the dispute, all penalties shall be due to U.S. EPA within thirty (30) days of resolution of the dispute. If Respondent prevails in the dispute resolution, no penalties shall be paid.
                  19.8 In the event that U.S. EPA provides for corrections to be reflected in the next deliverable and does not require resubmission of the original deliverable, stipulated penalties for that interim deliverable shall cease to accrue on the date of such decision by U.S. EPA.
                  19.9              The stipulated penalties provisions in this

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     Section do not  preclude  U.S.  EPA from  pursuing  any other  remedies  or sanctions, including applicable statutory penalties instead of stipulated penalties, which are available because of Respondent's failure to comply with this Consent Order. Payment of stipulated penalties does not alter Respondent's obligation to complete performance under this Consent Order.
                                XX. FORCE MAJEURE
                  20.1 For purposes of this Consent Order, "Force Majeure" is defined as any event arising from causes beyond the control of the Respondent or of any entity controlled by Respondent, including their contractors and subcontractors, that delays the timely performance of any obligation under this Consent order, notwithstanding Respondent's best efforts to avoid delay. The requirement that the Respondent exercise "best efforts" to avoid the delay includes using best efforts to anticipate any potential Force Majeure event and to address the effects of any potential Force Majeure event: (1) as it is occurring; and (2) following the potential Force Majeure event, such that the delay is minimized to the greatest extent practicable. Force Majeure events shall not include increased costs or expenses of any work to be performed under this Consent order or the financial difficulty of Respondent in performing such work.
                  20.2 If any event occurs or has occurred that may delay the performance of any obligation under this Consent Order, whether or not caused by a Force Majeure event, Respondent shall

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     notify the U.S. EPA Project  Coordinator  (or, in his or her  absence,  the
     Federal Facility Branch Chief, U.S. EPA Region 10), by telephone, within forty-eight (48) hours after Respondent first became aware that the event might cause a delay. Within five (5) business days thereafter, Respondent shall provide a written statement of the reasons for the delay; the anticipated duration of the delay; all actions taken or to be taken to prevent or minimize the delay; and a schedule for implementation of any measures to be taken to mitigate the effect of the delay. Respondent shall exercise best efforts to avoid or minimize any delay and the effects of such delay. Failure to comply with the above requirements as to any event shall preclude Respondent from asserting any claim of Force Majeure as to that event.
                  20.3 If EPA agrees that the delay or anticipated delay is attributable to a Force Majeure event, the time for performance of the obligations under this Consent Order that are directly affected by the Force Majeure event shall be extended, by agreement of the parties, for a period of time not to exceed the actual duration of the delay caused by the Force Majeure event. An extension of the time for performance of the obligation directly affected by the Force Majeure event shall not, of itself, extend the time for performance of any subsequent obligation.
                  20.4 If U.S. EPA does not agree that the delay or anticipated delay has been or will be caused by a Force Majeure event, or does not agree with Respondent on the length of the

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     proposed  extension  of time,  the issue  shall be subject  to the  dispute resolution procedures set forth in Section XVIII of this Consent Order. In any such proceeding, Respondent shall have the burden of demonstrating by a preponderance of the evidence that the delay or anticipated delay has been or will be caused by a Force Majeure event, that the duration of the delay was or will be warranted under the circumstances, that Respondent exercised or are using their best efforts to avoid and/or mitigate the effects of the delay, and that Respondent complied with the requirements of Paragraph 20.1.
                  20.5 Should Respondent carry the burden set forth in the preceding paragraph, the delay at issue shall not be deemed to be a violation of the affected obligation of this Consent Order.
               XXI. REIMBURSEMENT OF RESPONSE AND OVERSIGHT COSTS
                   21.1 After receipt of the final draft RI/FS
     Reports, U.S. EPA will submit to Respondent a summary and demand for payment of all response costs incurred by U.S. EPA with respect to the RI/FS and this Consent order. Response costs ("Response Costs") shall include all direct and indirect costs incurred in overseeing Respondent's implementation of this Consent order and in performance by U.S. EPA of activities required as part of the RI/FS under this Consent Order, including, without limitation, costs incurred in conduct of the Baseline Risk Assessment, in obtaining access, if necessary, and in implementing a community relations program for the Site. All

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     cost summaries will include U.S. EPA'S:  (a) payroll and travel costs,  (b)
     contract costs, and (c)indirect costs, including the amount computed an the basis of direct labor hours. U.S. EPA's certified Financial Management System summary of unreimbursed response costs shall serve as the basis for each demand for payment.
                  21.2 Subject to requests for supporting documentation under Paragraph 21.4, within thirty (30) days of receipt of demand for payment, the amount shall be due and payable and Respondent shall remit a certified or cashier's check for the amount of such costs. If the amount of any demand is not paid in full within thirty (30) days of receipt of the demand, interest shall accrue on the unpaid balance at the interest rate determined annually by the Secretary of the Treasury for interest on investments of the Hazardous Substances Superfund, pursuant to Section 107(a) of CERCLA, 42 U.S.C. ss. 9607(a).
                  21.3 All checks shall be made payable to the Hazardous Substances Superfund and shall include the name of the Site, the Site identification number and account number, and shall indicate that payment is on account of U.S. EPA response costs. Checks shall be forwarded to:
                           U.S. Environmental Protection Agency
                           Attn: Superfund Accounting
                           P.O. Box 360903M
                           Pittsburgh, PA 15251

     Copies of each transmittal letter and check shall be sent simultaneously to the U.S. EPA Project Coordinator.

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                  21.4 Upon request by the Respondent within thirty (30) days of receipt of the demand for payment, U.S. EPA shall provide the following supporting documentation for Response costs: employee time sheets for
     payroll  costs,   receipts  for  travel  costs,   contractor  invoices  and
     supporting   documentation  for  contractor   charges  and  expenses,   and
     computation of U.S. EPA indirect costs. Some of the requested information may be redacted or issued only after Respondent agrees to protective provisions if the information is subject to a claim of privilege or is confidential business information.
                  21.5  Respondent  may  dispute  payment of any  portion of the
     Response costs demanded by U.S. EPA, but only on the basis of accounting errors, the inclusion of costs outside the scope of this Consent Order, costs inconsistent with the NCP, or not in accordance with CERCLA. Any such objection shall be made in writing within fifteen (15) days of receipt of the requested supporting documentation and shall specifically identify the disputed costs and the basis of the dispute. Any non-contested costs shall be remitted by Respondent within the fifteen (15) day notice period and in accordance with the procedures in Paragraphs 21.2 and 21.3 above. In the event that dispute resolution under Section XVIII above is invoked with respect to any cost item, Respondent shall pay disputed costs into an escrow account while the dispute is pending. In any dispute resolution
     proceeding,   Respondent   shall  bear  the  burden  of  establishing   its
     contentions of inappropriate costs on the grounds set forth above.

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                  21.6 Except as provided in this Paragraph,  this Consent Order does not apply to Respondent's liability for past costs incurred by U.S. EPA in connection with the removal response action, which is currently the subject of litigation filed in the U.S. District Court for the District of Alaska. In any settlement with the United States, however, Respondent (and the federal agencies signatories to the Funding Agreement) shall receive
     credit  for  expenses   incurred  by  them  under  this  Consent  order  in
     determining their proportionate liability for response costs at the Site.
            XXII. FINANCIAL ASSURANCE, INSURANCE AND INDEMNIFICATION
                  22.1              Respondent shall demonstrate its ability to
     complete the Work and any other obligations required under this Consent Order, by obtaining and presenting to U.S. EPA for its approval, within thirty (30) days after the effective date of this Consent Order, one of the following: (a) a performance bond; (b) one or more letters of credit equaling the total estimated cost of the Work, less the portion to which the federal government agencies and departments who are potentially responsible parties have agreed to pay; (c) a guarantee to perform the Work by parent or sibling corporation or subsidiaries of the Respondent; or (d) internal corporate financial information sufficient to satisfy U.S. EPA that Respondent's net worth is sufficient to make additional financial assurances unnecessary. If internal financial information is relied upon, the standards used to determine the adequacy of Respondent's

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     resources  (or the  adequacy  of the  guarantees  of the  parent or sibling corporations or subsidiaries) shall be equivalent to those set forth in 40 C.F.R. Part 265, Subpart H.
                  22.2 U.S. EPA will have forty-five (45) days from receipt of the financial assurance or internal corporate information to determine its adequacy and to communicate its determination to Respondent. If U.S. EPA determines that such assurance or information is inadequate, Respondent shall remedy the defect or submit one of the other forms of assurance to U.S. EPA for its approval. If internal corporate information is relied upon, Respondent shall submit updated financial information annually, on the anniversary of the effective date of this Consent Order.
                  22.3 In no event shall work required under this Consent Order be delayed pending submission and/or approval of financial assurances under this Section.
                  22.4 (a) Prior to commencing any work under this Consent Order, Respondent shall obtain comprehensive general liability ("CGL") and automobile insurance with limits of at least three million dollars ($3,000,000), combined single limit per occurrence, naming the United
     States as additional insured, to insure against all claims of injury or property damage to third parties arising from or related to such work. Such insurance shall be maintained for the duration of this Consent Order and for two years after completion of all work required hereunder. In lieu of such coverage, Respondent, at its option,

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     may provide  evidence of  financial  capacity  sufficient  for  purposes of self-insurance  pursuant to the requirements in 40 C.F.R. Part 265, Subpart
     H.
                                 (b)     Respondent may demonstrate by evidence
     satisfactory to U.S. EPA that its contractor or subcontractors maintain equivalent coverage, or coverage for the same risks but in a lesser amount or for lesser terms, in which case Respondent need provide only that portion of the insurance described above which is not maintained by the contractor or subcontractor. At least seven (7) days prior to commencing any work under this Consent Order, Respondent shall provide U.S. EPA with copies of the applicable policies or other evidence of the required coverage.
                                 (c)     For the duration of this Consent Order,
     Respondent shall satisfy,  or ensure that its contractors or subcontractors
     satisfy,   all  applicable   laws  and   regulations   regarding   workers'
     compensation coverage for all persons performing work on their behalf in implementing this Consent Order. Prior to commencing such work, Respondent shall provide U.S. EPA with copies of the applicable policies or other evidence of such coverage.
                  22.5 Respondent agrees to indemnify and hold the United States, its agencies, departments, agents and employees, excluding the United States and its agencies, departments, agents and employees in their role as Potentially Responsible Parties, harmless from any and all claims or causes of action arising from

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     or  on  account  of  acts  or  omissions  of  Respondent,   its  employees,
     contractors, agents, receivers, successors, or assigns in carrying out activities under this Consent Order. The United States or any agency or authorized representative thereof shall not be held out as a party to any contract entered into by Respondent in carrying out activities under this Consent Order.
                             XXIII. JUDICIAL REVIEW
                  23.1 Nothing in this Consent Order shall be construed as authorizing any person to seek judicial review of any action or work where review is barred by any provision of CERCLA, including, without limitation,
     Section 113(h) of CERCLA, 42 U.S.C. ss. 9613(h).
                          XXIV. RESERVATIONS OF RIGHTS
                  24.1 An action is pending in U.S. District Court for the District of Alaska for recovery of past costs incurred at the Site, and for other relief. With exception of these past costs, U.S. EPA reserves the right to bring an action against Respondent under Section 107 of CERCLA, 42 U.S.C. ss. 9607, for recovery of all response costs, including oversight costs, incurred by the United States at the Site that are not reimbursed by Respondent, any costs incurred in the event that U.S. EPA performs any work, and any future costs incurred by the United States in connection with response activities conducted under CERCLA at this Site.
                  24.2 U.S. EPA reserves the right to bring an action against Respondent to collect stipulated penalties

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     assessed pursuant to Section XIX of this Consent Order, or to elect to seek penalties pursuant to Section 109 of CERCLA, 42 U.S.C. ss. 9609.
                  24.3 Respondent retains its right to assert any claims f(Dr contribution or otherwise it may have against other potentiaLly responsible parties at the Site.
                  24.4 Except as expressly provided in this Consent order, each party reserves all other rights and defenses it may have. Nothing in this Consent order shall affect U.S. EPA's emergency removal authority or its enforcement authorities including, but not limited to, the right to seek injunctive relief, stipulated or statutory penalties, and/or punitive damages.
                  24.5 Upon satisfactory completion of the requirements of this Consent Order, Respondent (and the federal agencies, signatories to the Funding Agreement) shall have resolved their liability to U.S. EPA for the Work performed and the Response Costs incurred in connection with the RI/FS. Respondent is not released from liability, however, for any response actions taken at the Site beyond the scope of this Consent order including removals, remedial action or activities under section 121(c) of CERCLA, 42 U.S.C. ss. 9621(c).
                                XXV. OTHER CLAIMS
                  25.1 In entering into this Consent Order, Respondent waives any right to seek reimbursement under Section 106(b) of CERCLA, 42 U.S.C. ss. 9606(b) and any right to present

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     claims under Sections 111 or 112 of CERCLA,  42 U.S.C.  ss.ss. 9611 or 9612
     for the Work. This Consent Order does not constitute any decision on preauthorization of funds under Section 111(a)(2) of CERCLA, 42 U.S.C. ss. 9611(a)(2). Subject to Section 25.2 of this Consent order, Respondent further waives all other statutory and common law claims against the United States, including, but not limited to, contribution and counterclaims, relating to or arising out of conduct of the RI/FS.
                  25.2 Nothing in this Consent order shall constitute or be construed as a release from any claim, cause of action, or demand in law or equity against the United States, its agencies, departments, agents and employees in their role as Potentially Responsible Parties, or against any person, or entity not a signatory to this Consent Order for any liability it may have arising out of or relating in any way to the generation, storage, treatment, handling, transportation, release, or disposal of any hazardous substances, pollutants, or contaminants found at, taken to or from the Site.
                  25.3 Respondent shall not recover its own costs and attorneys fees from U.S. EPA and/or the United States.
                XXVI. EFFECTIVE DATE AND SUBSEQUENT MODIFICATION
                  26.1 The effective date of this Consent Order shall be the date it is signed by all parties to this Consent order.
                  26.2 This Consent Order may be amended by mutual agreement of U.S. EPA and Respondent. All such amendments shall

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     be in writing  and shall be  effective  when  signed by all parties to this
     Consent Order. U.S. EPA Project Coordinators are not authorized to sign amendments to the Consent Order.
                  26.3 No informal advice, guidance, suggestions or comments by U.S. EPA regarding reports, plans, specifications, schedules or any other document submitted by the Respondent shall be construed as relieving the Respondent of its obligation to obtain such formal approval as may be required by this Consent order.
                               XXVII. SATISFACTION
                  27.1 The provisions of this Consent Order shall be satisfied when Respondent certifies in writing to U.S. EPA that all activities required under this Consent Order, including any additional work and payment of costs and any stipulated penalties demanded by U.S. EPA, have been performed and/or paid, and U.S. EPA has approved the certification. U.S. EPA will respond within thirty (30) days to any such request for approval of Respondent's certification or within a longer period of time as may be agreed to by the Project Coordinators. If the U.S. EPA does not respond within thirty days after receipt of Respondent's request or within the agreed on time, or responds unfavorably, the Respondent may invoke dispute resolution under Section XVIII. Such certification and approval shall not, however, terminate Respondent's obligation to comply with Sections XVII and XXII of this Consent Order.
                  27.2              The certification required in the preceding

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     paragraph   shall  be  signed  by  a  responsible   official   representing
     Respondent, who shall certify that the information contained in or accompanying the certification is true, accurate, and complete. For purposes of this Consent Order, a responsible official is a corporate official in charge of a principal business function.
                           XXVIII. SEPARATE DOCUMENTS
                  28.1  This  Consent  Order  may be  executed  in  two or  more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
                       XXIX. CONTINGENT RIGHT TO WITHDRAW
                  29.1 If within 60 days of the  execution of this Consent order by Respondent the Funding Agreement, dated September 23, 1992 (referenced in Paragraph 5.13), is not approved and executed by an authorized United States Assistant Attorney General in its current form, or in a form otherwise acceptable to Respondent, and thereby made binding upon the federal agency parties, the Respondent shall have the right to withdraw its consent to and approval of this Consent Order by written notice to U.S. EPA. Such right to withdraw shall be continuing but shall terminate at such time as such a Funding Agreement is fully executed and made binding upon all parties thereto. In the event Respondent exercises the right to withdraw pursuant to this provision, such withdrawal shall be effective immediately upon delivery of written notice to U.S. EPA and

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     Respondent  shall be relieved of all obligations  under this Consent Order, provided, however, that Respondent shall, upon request, provide to the U.S.
     EPA  Project  Coordinator  any  sampling   information  and/or  other  data
     collected pursuant to this Consent order prior to withdrawal. In the event of any withdrawal, neither the prior approval of this Consent Order by Respondent nor the withdrawal from it shall enlarge or diminish any obligation or liability of Respondent which may exist at any time independent of this Consent order.


     By:  /s/ Randall F. Smith                             Date:       9/25/92
     RANDALL F. SMITH, Director
     Hazardous Waste Division
     Region 10 1200 Sixth Avenue
     Seattle, Washington 98101




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     STIPULATED, AGREED, AND APPROVED FOR ISSUANCE

     CHUGACH ELECTRIC ASSOCIATION, INC.



     By:  /s/ Evan J. Griffith, Jr.                              9/23/92
                                                                  Date
     Acting Gen'l Mgr
         Title

     Evan J. Griffith, Jr.
     Acting General Manager


           Address


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                                                         1

                                   APPENDIX 1

                                STATEMENT OF WORK
                     STANDARD STEEL AND METALS SALVAGE YARD
                  REMEDIAL INVESTIGATION AND FEASIBILITY STUDY

INTRODUCTION

         The purpose of this Remedial Investigation/Feasibility Study (RI/FS) is to investigate the nature and extent of contamination at the Standard Steel Metals and Salvage Yard ("Site") located in Anchorage, Alaska and develop and evaluate remedial alternatives. The RI and FS are interactive and may be conducted concurrently so that the data collected in the RI influences the development of remedial alternatives in the FS, which in turn affects the data needs and the scope of treatability studies.

         The Respondents will conduct this RI/FS (except for the baseline risk assessment component) in accordance with the Administrative Order on Consent ("AOC") to which this Statement of Work is attached. Respondents will produce draft RI and FS reports that are in accordance with this SOW, the Guidance for Conducting Remedial Investigations and Feasibility Studies Under CERCLA (U.S. EPA, Office of Emergency and Remedial Response, October 1988, OSWER Directive No. 9355.3-01) (the "RI/FS Guidance"), and other guidances that the U.S. Environmental Protection Agency ("U.S. EPA") uses in conducting a RI/FS (a list of primary guidance is attached). The RI/FS Guidance describes the report format and the required report content. The Respondents will furnish all necessary personnel, materials, and services; needed, or incidental to performing the RI/FS, except as otherwise specified in the AOC.

         At the completion of the RI/FS, U.S. EPA will be responsible for the selection of a site remedy, which it will document in a Record of Decision ("ROD"). The final RI/FS report, as adopted by U.S. EPA, and U.S. EPA's baseline risk assessment, together with the administrative record, will form the basis for the selection of the remedy at the Site and will provide the information necessary for preparation of the ROD.

         The remedial action alternative selected by U.S. EPA will meet the cleanup standards specified in Section 121 of the Comprehensive Environmental Response, compensation, and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. ss. 9621. That is, the selected remedial action will be protective of human health and the environment, will be in compliance with, or include a waiver of, applicable or relevant and appropriate requirements of other laws, will be cost-effective, will utilize permanent


                                                               August 17, 1992
solutions  and  alternature   treatment   technologies   or  resource   recovery
technologies, to the maximum extent practicable, and will address the statutory preference for treatment as a principal element.

TASK 1 - SCOPING (RI/FS Guidance, Chapter 2)

         The specific project scope will be planned by the Respondents and U.S. EPA. The respondent will document the specific project scope in a Work Plan in accordance with the RI/FS Guidance and other applicable guidances. Because the work required to perform a RI/FS is not fully known at the outset, and is phased in accordance with the Site's complexity and the amount of available information, it may be necessary to modify the Work Plan during the RI/FS to satisfy the objectives of the study.

         Based on available information, the site objectives for the Site have been determined preliminarily to be the following:

         Gather data of sufficient quantity and quality concerning contaminants in groundwater, surface water, soil, sediments, and air to conduct a Baseline Risk Assessment (human health and ecological), to determine nature and extent of contaminants, contaminant fate and transport, and to select the appropriate remedial action by conducting a feasibility sturdy.

         A sampling strategy will be agreed upon by U.S. EPA and the Respondents which meets the foregoing objectives based on the nature and extent of contamination at the site. Data gathered from the sampling activity will then be used to meet all of the requirements of an RI/FS, which are outlined in this SOW.

         Respondents shall conduct the scoping activities described in the RI/FS Guidance, Chapter 2 to the extent applicable to the Site and as required by U.S. EPA. Respondents have provided U.S. EPA with a draft Work Plan. U.S. EPA and Respondents are currently negotiating and discussing the site-specific project scope. At the conclusion of the project planning phase, Respondents shall provide U.S. EPA with the following deliverables:
                           (a) Draft Final RI Work Plan. Within 30 days of the effective date of this Consent order, Respondents shall submit to U.S. EPA a draft final RI Work Plan.
                           (b) Sampling and Analysis Plan. Within 30 days of the effective date of this Consent Order, Respondent(s) shall submit to U.S. EPA a draft final
                  Sampling and Analysis Plan.  This plan shall include a


                                                            August 17, 1992

                  Field Sampling Plan ("FSP") and a Quality Assurance
                  Project Plan ("QAPP").
                           (c) Site Health and Safety Plan. Within 30 days of the effective date of this consent Order, Respondents shall submit to U.S. EPA a Health and Safety Plan for the Site.
                           (d) Draft Final FS Work Plan. Within 120 days of the effective date of this Consent Order, Respondents shall submit to U.S. EPA a draft final FS
                  Work Plan, which shall include:
                           (i) Identification of Candidate Technologies
                           Memorandum.


TASK 2   COMMUNITY RELATIONS

         U.S. EPA will prepare a Community Relations Plan ("CRP") for the RI/FS, in accordance with U.S. EPA guidances and the NCP. Upon request, Respondents shall provide information to U.S. EPA to support its community relations program. In addition, the Respondents may establish a community information repository, at or near the site, to house one copy of the administrative record. The extent of PRP involvement in CRP activities is left to the discretion of U.S. EPA. The Respondents' community relations responsibilities, if any, are specified in the community relations plan. All PRP-conducted community relations activities will be subject to oversight by U.S. EPA.

TASK 3 -- SITE CHARACTERIZATION (RI/FS Guidance, Chapter 3)

         Following U.S. EPA approval or modification of the RI Work Plan and Sampling and Analysis Plan, Respondents shall perform Site Characterization as specified in the Work Plans, as they may be modified in accordance with the procedures set forth in the AOC. Site Characterization shall be performed in accordance with the RI/FS Guidance and any other applicable guidances. Respondents shall verbally notify U.S. EPA at least fifteen (15) days prior to conducting field events. Respondents shall provide U.S. EPA with analytical data within ten (10) days of receipt of sampling results from each sampling activity. Such data shall be provided in a electronic format (i.e., computer disk) showing the location, medium, and results. Within seven (7) days of completion of field activities, Respondents shall notify U.S.
EPA, in writing, of such completion.

         During Site Characterization, Respondent(s) shall provide U.S. EPA with the following deliverables, as described in the RI/FS Guidance and/or Work Plan:


                                                               August 17, 1992

                           (a) Technical Memorandum on Modeling of Site Characteristics. Where Respondents propose that modeling is appropriate, Respondents shall submit a Technical Memorandum on Modeling parameters within 30 days of their proposal.

                           (b) Preliminary Site Data Summary. Within 30 days of completion of the field sampling and receipt of laboratory analysis for any phase of the remedial investigation, Respondents shall submit a Site Data Summary to U.S. EPA.

                           (c) Draft Remedial Investigation Report. Within 120 days of completion of the on-site work for all phases of the remedial investigation, Respondents shall submit a draft RI Report consistent with the RI/FS Guidance, Work Plan, and Sampling and Analysis Plan.

TASK 4 - TREATABILITY STUDIES (R1/FS Manual, Chapter 5)

                  Respondents shall conduct treatability studies, except where they can demonstrate to U.S. EPA's satisfaction that they are not needed. The treatability studies shall include determination of the need for and scope of such studies and the design and completion of the studies, as described in the RI/FS Guidance, Chapter 5. During treatability studies, Respondents shall provide U.S. EPA with the following deliverables:

                           (a) Treatability Testing Work Plan. If U.S. EPA determines that treatability testing is required, within 90 days thereafter (or as specified by U.S. EPA), Respondents shall submit a Treatability Testing Work Plan. The Treatability Testing
          Work Plan shall include the following components:
                             (i)    Treatability Testing Schedule;
                            (ii) Treatability Study Sampling and Analysis Plan (if the need for a separate or revised QAPP or FSP is identified by U.S. EPA); and
                           (iii)    Treatability Study Site Health and
         Safety Plan (if the need for a revised health and safety plan is identified by U.S. EPA).
                           (c) Treatability Study Evaluation Report. Within 45 days of receipt of treatability testing results, Respondents shall submit a treatability study evaluation report as provided in the RI/FS Guidance and Work Plan.






                                                              August 17, 1992

TASK 5 - DEVELOPMENT AND SCREENING OF Remedial Alternatives (Rl/FS Manual, Chapter 4)

         Respondents shall develop an appropriate range of waste management options that will be evaluated through the development and screening of alternatives, as provided in the RI/FS Guidance, Chapter 4 and Work Plan. During the development and screening of alternatives, Respondents shall provide U.S. EPA with the following deliverables:

                           (a) Memorandum on Remedial Action Objectives.
          Within 60 days of receipt of U.S. EPA's Baseline Risk
         Assessment, Respondents shall submit a memorandum on remedial action objectives. U.S. EPA's Baseline Risk Assessment shall be submitted to Respondents after all sampling phases approved in the RI Work Plan are completed.
                           (b) Memorandum on Development and Preliminary Screening of Alternatives, Assembled Alternatives Screening Results and Final Screening. Within 30 days of approval of the memorandum on remedial action objectives, Respondents shall submit a memorandum summarizing the development and screening of remedial alternatives, including an alternatives array document, as described in the RI/FS Guidance.


TASK     6 - DETAILED ANALYSIS OF REMEDIAL ALTERNATIVES (RI/FS Guidance, Chapter
         6)

         Respondents shall conduct a detailed analysis of remedial alternatives, as described in the RI/FS Guidance, Chapter 6 and Work Plan. During the detailed analysis of alternatives, Respondents shall provide U.S. EPA with the following deliverables:

                           (a) Report on Comparative Analysis and Presentation to U.S. EPA. Within 10 days of approval of a memorandum on the development and screening of remedial alternatives, Respondents shall submit a report to U.S. EPA summarizing the results of the comparative analysis of the remedial alternatives. within fourteen (14) days of submitting the original report, Respondents shall make a presentation to U.S. EPA summarizing the findings of the RI and remedial action objectives and presenting the results of the nine criteria evaluation and comparative analysis as described in the RI/FS Guidance.
                           (b) Draft Feasibility Study Report. Within 20 days of the above presentation, Respondents shall submit a


                                                               August 17, 1992
         draft FS report which reflects the findings in U.S. EPA's Baseline Risk Assessment and documents the development and analysis of remedial alternatives. Respondents shall refer to Table 6-5 of the RI/FS Guidance for the content and format of this report. The report, any amendments thereto, and the administrative record established pursuant to Section 113(k) of CERCLA, 42 U.S.C. ss. 9313(k), shall provide the basis for a Proposed Plan to be issued by U.S. EPA pursuant to Section 117(a) of CERCLA, 42 U.S.C. ss. 9617(a).

         Notwithstanding the schedules contained herein, Respondents shall submit the final draft RI and FS no later than 2-8 months from the effective date of the Consent Order. This time period may be extended for Force Majeure events and at the agreement of the parties to the Consent Order. If the parties cannot agree to such extension, the issue is subject to the Dispute Resolution provisions contained in Section XVIII of the Consent Order.


Task 7 INTERIM REMEDIAL ACTION or NEW REMOVAL ACTION

         Upon Respondents' proposal and U.S. EPA's determination that an Interim Remedial Action or new Removal Action would result in a significant reduction in mobility, toxicity, and volume of contamination at the Site in defined source areas, Respondents will submit a Work Plan for such action within 30 days after such determination. Such Work Plan shall address the performance of the necessary actions. Any Interim Remedial Action or new Removal Action Work Plan will be consistent with U.S. EPA guidance on conducting remedial design and remedial actions, the NCP, and shall include subtasks outlined in Tasks I and VI above, unless otherwise agreed to by U.S. EPA. Any Interim Remedial or Removal Action shall be consistent with long-term remedial action to be taken at the Site.



                                                               August 17, 1992

                                   REFERENCES

     The following list, although not comprehensive, comprises many of the regulations and guidance documents that apply to the RI/FS process:

The (revised) National Contingency Plan

"Guidance for Conducting Remedial Investigations and Feasibility
Studies Under CERCLA," U.S. EPA, Office of Emergency and Remedial
Response, October 1988, OSWER Directive No. 9355.3-01.

"Interim Guidance on Potentially Responsible Party Participation in Remedial Investigation and Feasibility Studies," U.S. EPA, office of Waste Programs Enforcement, Appendix A to OSWERR
Directive No. 9355.3-01.

"Guidance on Oversight of Potentially Responsible Party Remedial
Investigations and Feasibility Studies," U.S. EPA, Office of
Waste Programs Enforcement, OSWER Directive NO. 9835.3.

"A Compendium of Superfund Field Operations Methods, "Two
Volumes, U.S. EPA, Office of Emergency and Remedial Response,
EPA/540/P-87/001a, August 1987, OSWER Directive No. 9355.0-14.

"EPA NEIC Policies and Procedures Manual," May 1978, revised November 1984, EPA-330/9-78-001-R.

"Data Quality Objectives for Remedial Response Activities," U.S.
EPA, Office of Emergency and Remedial Response and Office of
Waste Programs Enforcement, EPA/540/G-87/003, March 1987, OSWER
Directive No. 9335.O-7B.

"Guidelines and Specifications for Preparing Quality Assurance
Project Plans," U.S. EPA, Office of Research and Development,
Cincinnati, OH, QAMS-004/80, December 29, 1980.

"Interim Guidelines and Specifications for Preparing Quality
Assurance Project Plans," U.S. EPA, Office of Emergency and
Remedial Response, QAMS-005/80, December 1980.

"Users Guide to the EPA Contract Laboratory Program," U.S. EPA
Sample Management Office, August 1982.

"Interim Guidance on Compliance with Applicable or Relevant and
Appropriate Requirements," U.S. EPA, office of Emergency and
Remedial Response, July 9, 1987, OSWER Directive No. 9234.0-05.



                                                              August 17, 1992

                                                         8
"CERCLA Compliance with Other Laws Manual," Two Volumes, U.S.
EPA, Office of Emergency and Remedial Response, August 1988
(draft), OSWER Directive No. 9234.1-01 and -02.

"Guidance on Remedial Actions for Contaminated Ground Water at
Superfund Sites," U.S. EPA, Office of Emergency and Remedial
Response, (draft), OSWER Directive No. 9283.1-2.

"Draft Guidance on Preparing Superfund Decision Documents," U.S.
EPA, Office of Emergency and Remedial Response, March 1988, OSWER
Directive No. 9355.3-02.

"Risk Assessment Guidance for Superfund - Volume II Environmental
Evaluation Manual," March 1989, EPA/540/1-89/001.

"Guidance for Data Useability in Risk Assessment," October, 1990,
EPA/540/G-90/008.

"Performance of Risk Assessments in Remedial
Investigation/Feasibility Studies (RI/FSs) Conducted by
Potentially Responsible Parties (PRPs)," August 28, 1990, OSWER
Directive No. 9835.15.

"Role of the Baseline Risk Assessment in Superfund Remedy
Selection Decisions," April 22, 1991, OSWER Directive No. 9355.0
30.

"Health and Safety Requirements of Employees Employed in Field
Activities," U.S. EPA, Office of Emergency and Remedial Response,
July 12, 1981, EPA Order No. 1440.2.

OSHA Regulations in 29 CFR 1910.120 (Federal Register 45654, December 19, 1986).

"Interim Guidance on Administrative Records for Selection of
CERCLA Response Actions," U.S. EPA, Office of Waste Programs
Enforcement, March 1, 1989, OSWER Directive No. 9833.3A.

"Community Relations in Superfund: A Handbook," U.S. EPA, Office of Emergency and Remedial Response, June 1988, OSWER Directive
No. 9230.033B.

"Community Relations During Enforcement Activities And
Development of the Administrative Record," U.S. EPA, Office of
Programs Enforcement, November 1988, OSWER Directive No.
9836.01A.



                                                              August 17, 1992

                      APPENDIX 2 TO PARTIAL CONSENT DECREE
                            FUNDING AGREEMENT FOR THE
                          STANDARD STEEL SUPERFUND SITE
                    REMEDIAL INVESTIGATION/FEASIBILITY STUDY

         This Funding Agreement ("Agreement") is made by and between CHUGACH ELECTRIC ASSOCIATION, INC. ("Chugach") and the UNITED STATES OF AMERICA, acting on behalf of the Department of Transportation (including the Federal Railroad Administration), and the Department of Defense (including the Defense Logistics Agency and the Defense Reutilization and Marketing Service) for the purpose of providing the funding required to conduct a remedial investigation and feasibility study ("RI/FS") at the Standard Steel and Metals Salvage Yard Superfund Site, 2400 Railroad Avenue, Anchorage, Alaska 99501.
         WHEREAS, the United States Environmental Protection Agency
("EPA") has placed the Standard Steel Superfund Site on the
National Priorities List (55 Fed. Reg. 35502, 35509 (August 30,
1990)), and made demand on certain potentially responsible
parties to conduct response action at the Site;
         WHEREAS, the necessary first step preceding any further
response action is the conduct of an RI/FS;
         WHEREAS, the parties to this Agreement agree that the most cost-effective means of conducting the RI/FS involves the use of private contractors retained by, and working under the direct supervision of, a nongovernment entity;
         WHEREAS, Chugach has entered into an Administrative order on Consent with EPA governing the specific tasks to be accomplished and standards to be met during the conduct of the RI/FS and

FUNDING AGREEMENT - September 23, 1992
PAGE 1
requiring payment to EPA of response and oversight costs incurred by EPA with respect to the RI/FS;
         WHEREAS, the parties agree that certain federal agencies will contribute to the costs of the RI/FS, including EPA-incurred and reimbursed response and oversight costs related to the RI/FS, as provided for in this Agreement; and
         NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and without admission of any fact or legal conclusion, the parties hereby agree:
                                   DEFINITIONS
         a.       "Chugach" shall mean Chugach Electric Association,
Inc., an Alaska nonprofit electric cooperative corporation.
         b.       "Settling Federal Agencies" shall mean the Department
of Transportation (including the Federal Railroad
Administration), and the Department of Defense (including the
Defense Logistics Agency and the Defense Reutilization and
Marketing Service).
         c. "Site" shall mean the Standard Steel and Metals Salvage Yard Superfund Site, 2400 Railroad Avenue, Anchorage, Alaska 99501, and any surrounding areas where work is necessary to complete the RI/FS that is the subject of this Agreement.
         d. "Consent Order" shall mean the Administrative Order on Consent entered in the proceedings styled IN THE MATTER OF THE STANDARD STEEL AND METALS SALVAGE YARD SUPERFUND SITE, EPA Docket Nos. 1091-07-02-107 and 1091-07-01-120 and dated September 23, 1992.

FUNDING AGREEMENT - September 23, 1992
PAGE 2

         e. "RI/FS" shall mean any and all work conducted, or incidental expenses incurred, pursuant to the Consent Order defined in subpart d, supra, but does not include the costs of removing scrap from the Site, whether or not that material is contaminated.
         f. "Oversight Costs" shall mean all direct and indirect costs incurred by EPA in overseeing Chugach's implementation of the Consent Order and in conducting activities required as part of the RI/FS under the Consent Order, including, without limitation, costs incurred by EPA in conducting the Baseline Risk Assessment, as defined in the Consent Order, in obtaining access to the Site, if necessary, and in implementing a community relations program for the Site.
                          PAYMENTS BY THE UNITED STATES
         1. The United States, on behalf of the Settling Federal Agencies, shall reimburse Chugach seventy-five percent (75%) of all Oversight Costs and costs of performing the RI/FS pursuant to the Consent Order, including, without limitation, all costs of RI/FS-related work performed by Chugach's contractor (and its subcontractors and agents) prior to execution of the Consent Order.
         2. Payment by the United States pursuant to Paragraph 1 shall be made only for Oversight Costs charged to Chugach and the costs of performing the RI/FS on time and in satisfactory fashion as required under the Consent Order, including costs for RI/FSrelated work performed prior to execution of the Consent Order as

FUNDING AGREEMENT - September 23, 1992
PAGE 3
provided in Paragraph 1. The Settling Federal Agencies shall not reimburse other expenses, including, but not limited to:
                  a. Payment of fines, stipulated penalties, or other sanctions imposed as a result of any failure to complete work required by the Consent Order on time and in satisfactory fashion;

                  b. Payment of Chugach's administrative expenses, including: (1) costs incurred in connection with contractor selection and supervision; and (2) costs incurred in connection with Chugach's oversight of its contractors working at the Site; and

                  c.       Payment of Chugach's attorneys' fees.

         3. Payments pursuant to Paragraph 1 shall be made in accordance with the following provisions:
                  a. For RI/FS costs other than Oversight Costs, Chugach shall, on a bimonthly basis until Chugach certifies that the RI/FS is completed, submit to the Project Coordinator for the settling Federal Agencies (specified in Paragraph 17) payment demands with accompanying invoices that precisely detail the RI/FS work performed for which payment is demanded (itemized by task), the expenses incurred, the hours required for performance of such work and the charges therefor as billed to Chugach and allocated to the United States in accordance with Paragraphs 1 and 2.

                  b. In addition to the payment procedure  provided in Paragraph
         3.a., Chugach shall submit to the Project Coordinator for the Settling Federal Agencies a payment demand dated September 30, 1992 with an accompanying invoice for the costs (not including Oversight Costs) of all RI/FS related work performed through August 31, 1992 by Chugach's contractor, together with any subcontractors and agents, as billed to Chugach and allocated to the United States in accordance with Paragraphs 1 and 2.

                  c. Each payment demand made under Paragraphs 3.a. and 3.b. shall specify that the amount demanded does not include Oversight Costs and shall be accompanied by a certification executed by Chugach as follows:

                  "Chugach certifies that the costs referenced in the attached invoice were properly incurred pursuant to the Consent Order and the separate Funding Agreement governing

FUNDING AGREEMENT - September 23, 1992
PAGE 4
                  submission of this request for payment. Payment by the United States of all amounts in the attached invoice as demanded by Chugach shall be accepted by Chugach as payment in full of all sums owing under the Funding Agreement by the Settling Federal Agencies for services performed by Chugach's consultant, together with any services billed to such consultant by others, through the closing date reflected on the attached invoice."

                  d. For Oversight Costs, Chugach shall, upon payment of Oversight Costs as demanded or invoiced by EPA in accordance with the Consent Order, submit to the Project Coordinator for the Settling Federal Agencies a separate payment demand with an accompanying copy of EPA's demand or invoice for Oversight Costs as billed to Chugach and allocated to the United States in accordance with Paragraphs 1 and 2.

                  e. The payment demand made under Paragraph 3.d. shall be accompanied by a certification executed by Chugach as follows:

                  "Chugach certifies that the Oversight Costs referenced in the attached invoice or demand were properly incurred by Chugach pursuant to the Consent order and the separate Funding Agreement governing submission of this request for payment. Payment by the United States of all amounts in the attached invoice or demand as demanded by Chugach shall be accepted by Chugach as payment in full of all sums owing under the Funding Agreement by the Settling Federal Agencies for oversight Costs through the date of the attached invoice Or demand.

                  f. Payment of all amounts under this Agreement shall be made directly to Chugach's Project coordinator in accordance with instructions accompanying the payment demand and shall include interest calculated and added to each payment by the United states, accruing from the date of the payment demand to the date of payment at the rate provided in CERCLA ss. 107(a), 42 U.S.C. ss. 9607(a). For purposes of this paragraph, the "date of payment" shall be deemed to be the date that a check is issued by the United States to satisfy each payment demand under this Agreement.

FUNDING AGREEMENT - September 23, 1992
PAGE 5

                  g. The United States shall make payment of all amounts hereunder, except such amounts as are withheld or disputed in accordance with this subparagraph 3.g., to Chugach's Project Coordinator within 90 days after the date of the payment demand. If the United States in good faith questions or contests any invoiced fees or expenses, it shall have the right to withhold payment of such disputed amount; provided, however, the United States shall notify Chugach in writing of any disputed amount or item set forth in a payment demand within thirty (30) days of the date of such payment demand and shall make a good faith effort to resolve such dispute quickly with Chugach. If a dispute regarding invoiced fees or expenses cannot be resolved informally, the United States shall commence dispute resolution within 90 days after the date of the payment demand.

         4. Payments by the United States on behalf of Settling Federal Agencies are subject to the availability of appropriated funds. No provision of this Agreement shall be interpreted as or constitute a commitment or requirement that the Settling Federal Agencies obligate or pay funds in contravention of the Anti Deficiency Act, 31 U.S.C. ss. 1341.
                         CONDUCT OF THE RI/FS BY CHUGACH

         5. Chugach shall be responsible, without further contribution by the Settling Federal Agencies, for the conduct of the RI/FS in a timely and workmanlike fashion, in accordance with the provisions of the Consent Order. Chugach shall select and engage such contractors, consultants and other personnel as may be required pursuant to the Consent order, or otherwise necessary to complete the RI/FS, and shall be exclusively responsible for any fines, stipulated penalties, or other sanctions imposed as a result of Chugach's or its agents', employees', or contractors' failure to complete work required by the Consent Order on time

FUNDING AGREEMENT - September 23, 1992
PAGE 6
and in satisfactory fashion. Nothing in this Agreement, however, shall be construed to restrict any right Chugach may have to contest any such fines, penalties, or sanctions.
                      RECORDS, AUDITING, AND RECONCILIATION
         6. Chugach shall maintain all books, records, documents, and other evidence, including descriptions of accounting procedures and practices, necessary to document each and every expenditure relating to the RI/FS. The same records shall be subject to the record preservation provisions of the Consent Order, and shall not be disposed of or destroyed except in accordance with those provisions and the terms of this Agreement.
         7. In addition, Chugach shall notify the Project Coordinator for the Settling Federal Agencies (specified in Paragraph 17) at least ninety (90) days before documents relating to RI/FS expenditures are to be destroyed; provided, however, no documents relating to RI/FS expenditures may be destroyed until at least ninety (90) days after Chugach's delivery of the accounting required pursuant to Paragraph 9. If, within ninety (90) days after being notified of Chugach's intent to destroy any documents relating to RI/FS expenditures, any Settling Federal Agency requests that the documents be saved, Chugach shall make the original documents available or provide accurate copies thereof to the Settling Federal Agencies' Project coordinator. Chugach's obligations under this Paragraph shall terminate three (3) years after Chugach's delivery of the accounting required pursuant to Paragraph 9.

FUNDING AGREEMENT - September 23, 1992
PAGE 7

         8. Chugach shall establish a single designated repository for accounting and records maintenance; shall keep the records referenced in Paragraph 6 current in accordance with good accounting practice; and shall make those records available to the Settling Federal Agencies at all reasonable times for inspection, audit, and reproduction.
         9. Not later than 120 days after Chugach certifies completion of the RI/FS pursuant to Consent Order Paragraph 27.1, Chugach shall deliver to the Project Coordinator for the Settling Federal Agencies a full and final accounting of the expenditures relating to the conduct of the RI/FS.
         10. Should the final accounting rendered pursuant to Paragraph 9 or an audit by any competent authority reveal that RI/FS expenditures were contrary to the provisions of Paragraph 2, Chugach shall reimburse the United States for those expenditures that Chugach agrees were contrary to the provisions of Paragraph 2 and shall commence dispute resolution with respect to any contested amounts within 90 days after delivery of the audit or final accounting.
                                     REPORTS
         11. Chugach shall provide copies of the following items to the Project Coordinator for the Settling Federal Agencies:
         * Copies of the progress reports required to be submitted to EPA under Paragraph 13.1 of the Consent Order
         *        Draft and Final Work Plans
         *        Draft Sampling and Analysis Plan


FUNDING AGREEMENT - September 23, 1992
PAGE 8

         *        Site Health and Safety Plan
         *        Site Data Summaries for the following:
                           *        Groundwater Well Samples
                           *        Soil Borings
                           *        Surface Soil Samples
                           *        Creek Samples
                           *        Air Samples
                           *        Surface Water Run-Off Evaluation
         *        Draft and Final RI Reports
         *        Draft and Final FS Reports
                               DISPUTE RESOLUTION
         12. Should the parties disagree about any material aspect of the effect or interpretation of this Agreement, either party may send the other party a written notice which outlines the nature of the dispute and requests informal negotiations. If the parties cannot reach an agreed resolution within thirty
(30) working days, each party reserves whatever rights it may have to secure relief in a court of competent jurisdiction. Nothing in Paragraph 2 of this Agreement shall be construed as a waiver of any party's right, if any, to collect costs, including attorneys' fees, awarded by the court in connection with dispute resolution.
                                    COVENANTS
         13. In consideration of the actions that will be performed and the payments that will be made by Chugach under the terms of this Agreement, the United States covenants not to sue Chugach for contribution pursuant to CERCLA ss.ss. 107(a) or 113(f), 42 U.S.C. ss.ss. 9807(a) or 9613(f), state statutory or common law, or

FUNDING AGREEMENT - September 23, 1992
PAGE 9
any other provision of law, with respect to the costs of conducting the RI/FS, together with any other matter covered by this Agreement. This covenant:
                  a. Applies only to suits for contribution relating to the costs of conducting the RI/FS, and does not restrict any other action by the United states, including, but not limited to:

                           (1) An action pursuant to CERCLA ss. 107(a), 42 U.S.C. ss. 9607(a), to recover costs expended by the Hazardous Substances Superfund or to receive sums for damages for injury to natural resources;

                           (2) An action pursuant to CERCLA ss. 107(a) or 113(f), 42 U.S.C. ss.ss. 9607(a), 9613(f), state statutory or common law, or any other provision of law, for contribution relating to matters not covered by this Agreement;

                  b. Is conditioned upon the complete and satisfactory performance by Chugach of its obligations under this Agreement and the Consent Order; and

                  c. Extends only to Chugach and not to any other person.

         14. In consideration of the payments that will be made by the United States on behalf of the Settling Federal Agencies under the terms of this Agreement, Chugach covenants not to sue the United States or any Settling Federal Agency for contribution pursuant to CERCLA ss.ss. 107(a) or 113(f), 42 U.S.C. ss.ss. 9607(a) or 9613(f), state statutory or common law, or any other provision of law, with respect to the costs of conducting the RI/FS, together with any other matter covered by this Agreement. This covenant:
                  a. Applies only to suits for contribution relating to the costs of conducting the RI/FS, and does not restrict any other action by Chugach, including, but not limited, to an action pursuant to CERCLA ss.ss. 107(a) or 113(f), 42 U.S.C.

FUNDING AGREEMENT - September 23, 1992
PAGE 10
          ss.ss. 9607(a) or 9613(f), state statutory or common law, or any other provision of law for contribution relating to matters not covered by this Agreement;

                  b. Is conditioned upon the complete and satisfactory performance by the United States and the Settling Federal
         Agencies of their obligations under this Agreement.

                  c. Extends only to the United States and the Settling Federal Agencies and not to any other person.

                              ABSENCE OF ALLOCATION
         15. Nothing in this Agreement shall be construed as an indication that the parties hereto have agreed to an allocation between themselves, either under CERCLA ss. 113, 42 U.S.C. ss. 9613 or otherwise, of any costs of response with respect to the Site other than those of the RI/FS required pursuant to the Consent Order. Each party to this Agreement expressly acknowledges that the commitments undertaken pursuant to this Agreement and the Consent Order are without prejudice to any position that any party to this Agreement may take in the course of further discussions regarding contribution, and without admission that any particular allocation is appropriate.
         16. Nothing in this Agreement shall be construed as an indication that the parties hereto accept or agree that any particular allocation between themselves and any other person or entity is appropriate, either under CERCLA ss. 113, 42 U.S.C. ss. 9613 or otherwise, as to any matter, obligation or liability, including without limitation, EPA's past costs, costs of conducting the RI/FS and other costs of response incurred at the Site.

FUNDING AGREEMENT - September 23, 1992
PAGE 11

                         DESIGNATED PROJECT COORDINATORS
         17. All reports, plans, approvals, disapprovals, and other written communication required or permitted by this Agreement shall be sent to each party's designated Project Coordinator. The
Project Coordinators are:
         For the Settling Federal Agencies:

                  Bruce Noble, Environmental Specialist
                  Defense Reutilization and Marketing Service (DRMS-SHP) Federal Center
                  74 North Washington
                  Battle Creek, Michigan 49017-3091
                  (616) 961-7412
                  FAX: (616) 961-5841

         For Chugach:

                  Carol Johnson, Esq.
                  General Counsel
                  Chugach Electric Association, Inc.
                  P.O. Box 196300
                  Anchorage, Alaska 99519-6300
                  (907) 762-4790
                  FAX: (907) 762-4688

                               COMMUNITY RELATIONS
         18. The Settling Federal Agencies may participate fully in any community relations activities required by the Consent Order. Chugach shall provide reasonable prior written notice to the Project Coordinator for the Settling Federal Agencies of all such community relations activities.
         19. Chugach shall provide advance drafts of any press release or other public statement relating to the RI/FS to the Project Coordinator for the Settling Federal Agencies, together with a reasonable opportunity to supply comments before the statement is released. The Settling Federal Agencies shall be

FUNDING AGREEMENT - September 23, 1992
PAGE 12
offered  the  opportunity  to join in the  final  draft  of the  statement,  and
otherwise   shall  retain  their  rights  to  offer   separate   contemporaneous
statements.
                                  MISCELLANEOUS
         20. This Agreement applies to and is binding upon the United States and Chugach, together with their heirs, successors, and assigns. changes in ownership or corporate status of Chugach, including but not limited to, any transfer of assets or real or personal property shall not alter Chugach's responsibilities under this Agreement.
         21. The undersigned representatives of each party certify that they are fully authorized by the party or parties they represent to enter into the terms and conditions of this Agreement, and to bind the parties they represent to those terms.
         22. This Agreement shall not be modified except by appropriate written instrument executed by the United States and Chugach.
         23.      This Agreement does not affect the rights of the United
States or Chugach against any person or entity that is not a party to this Agreement or bound by its terms.
         24. This Agreement does not relieve Chugach of any obligation it may have to obtain and comply with any federal, state, or local permit or other form of permission required to conduct the work required by the Consent order or by this Agreement.


FUNDING AGREEMENT - September 23, 1992
PAGE 13

         25. Chugach shall not, by any manner or method, take, acquire, accept, or show profit from the United States or any agency thereof from or by virtue of payments made pursuant to this Agreement.
                                 EFFECTIVE DATE
         26. This Agreement shall be effective on, and not before, the date of execution by the United States. Upon execution by the United States, this Agreement shall bind the parties hereto retroactively as to all amounts to be reimbursed pursuant to Paragraphs 1 through 4.

DATED: 1/11/93             UNITED STATES OF AMERICA

                                              VICKI A. O'MEARA
                                              Acting Assistant Attorney General



                                              /s/ Michael D. Rowe

                                              By:  MICHAEL D. ROWE, Attorney
                                            United States Department of Justice
                                            Environment & Natural Resources
                                                         Division

DATED: 9/24/92             CHUGACH ELECTRIC ASSOCIATION, INC.



                                              /s/  David L. Highers

                                               By:      DAVID L. HIGHERS
                                                        General Manager


FUNDING AGREEMENT - September 23, 1992
PAGE 14

                      APPENDIX 3 TO PARTIAL CONSENT DECREE
                        SECOND FUNDING AGREEMENT FOR THE
                         STANDARD STEEL SUPERFUND SITE:
                    SCRAP REMOVAL CONTRACTING AND ALLOCATION

                  This Second Funding Agreement is made by and among the ALASKA RAILROAD CORPORATION, CHUGACH ELECTRIC ASSOCIATION, INC., WESTINGHOUSE ELECTRIC CORPORATION, MONTGOMERY WARD & CO., INC., J.C. PENNEY COMPANY, INC., BRIDGESTONE/FIRESTONE, INC., THE UNITED STATES OF AMERICA acting on behalf of the Department of Transportation (including the Federal Railroad Administration) and the Department of Defense (including the Defense Logistics Agency, the Defense Reutilization and Marketing Service, and the Army/Air Force Exchange Service), WOODWARD-CLYDE CONSULTANTS, and CECON CORPORATION for the purpose of providing the funding necessary to conduct certain scrap removal operations required in connection with an RI/FS being conducted at the Standard Steel and Metals Superfund Site, and for the additional purpose of making payment to certain parties conducting work at the same Site.
                  WHEREAS, Chugach entered into an Administrative Order on Consent with the United States Environmental Protection Agency ("EPA") to conduct an RI/FS for the Site on or about September 23, 1992;
                  WHEREAS, Chugach has retained Woodward-Clyde Consultants to conduct the RI/FS pursuant to the Administrative Order on Consent and certain EPA approved work plans;
                  WHEREAS, the United States, acting on behalf of certain Federal Agencies, has agreed to reimburse Chugach for 75% of the cost of conducting the RI/FS, expressly excluding scrap removal costs, pursuant to a funding agreement made effective on or about January 11, 1993;
                  WHEREAS, the United States and Chugach have continued to negotiate with additional parties regarding allocation of both EPA past response costs and RI/FS costs at the Site;
                  WHEREAS, the United States, Chugach, and certain additional parties have reached a settlement regarding those matters, which will be recorded in a Consent Decree in connection with the case styled United States v. Alaska Railroad Corn., No.
A91-589-CIV (D. Alaska);
                  WHEREAS, removal of a substantial volume of scrap metal and debris has been required to gain access to the Site for RI/FS purposes;
                  WHEREAS, Woodward-Clyde, CEcon, and ARRC have performed or have retained others to perform the necessary Scrap Removal in furtherance of the RI/FS; and
                  WHEREAS, the parties expect Scrap Removal to be complete prior to entry of the Consent Decree, and wish to avoid undue delay in providing compensation for satisfactorily completed work;
                  NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and without admission by any Party of any fact or legal conclusion, the parties hereby agree:

                                   DEFINITIONS
                  1.       "Agreement" shall mean this Second Funding
Agreement.
                  2. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601-75. Terms not specifically defined in this Agreement that are defined in CERCLA or in implementing regulations promulgated thereunder shall have the meaning assigned to them in the statute or regulations.
                  3. "Consent Decree" shall mean that particular Partial Consent Decree which the Settling Parties have executed simultaneously with this Agreement, and which the United States expects to lodge and subject to public comment pursuant to CERCLA ss. 122(d)(2), 42 U.S.C. ss. 9622(d)(2), in connection with the case styled United States v. Alaska Railroad Corp., No. A91-589-CIV (D. Alaska).
                  4. "Contractors" shall mean Woodward-Clyde and CEcon. However, nothing in this Agreement shall be construed to impose any obligation on any Party not specifically set forth in the Agreement, or to imply the existence of any existing relationship between any Contractor and any other Party, whether contractual, quasi-contractual, or otherwise.
                  5. "Effective Date" shall mean the date specified in Paragraphs 52 and 53 of this Agreement.
                  6. "Interest" shall mean interest at the rate specified for interest on investments of the Hazardous Substances Superfund, in accordance with Section 107(a) of CERCLA, 42 U.S.C. ss. 9607(a), compounded on an annual basis.
                  7. "Party" means each entity executing this Agreement and subject to its terms.
                  8. "RI/FS" shall mean the Remedial Investigation/ Feasibility Study being conducted at the Site. The Parties agree that RI/FS tasks include Scrap Removal necessary to obtain access to the underlying ground for sampling and other appropriate purposes.
                  Chugach and the United States agree that the exclusion of scrap removal costs from the definition of RI/FS in the funding agreement already entered between them shall remain in place for purposes of that agreement only, and that the present definition shall supersede it for all other purposes.
                  9. "Scrap Removal" shall mean the elimination of scrap metal and other debris from the Site and surrounding areas as required to gain access for purposes of conducting the RI/FS, including without limitation: securing rights to dispose of scrap metal and debris; sampling the same scrap metal and debris for contamination; analysis of those samples, including appropriate quality assurance and quality control tasks; cleaning, sorting, and loading scrap and debris; Settling PRP oversight tasks associated with scrap and debris handling; and transportation and disposal of scrap and debris.
                  10. "Scrap Removal Cost" shall mean the sum of the amounts due as set forth in Addenda 1, 2, and 3.

                  11. "Settling Parties" shall mean the Settling PRPs together with the United States.
                  12. "Settling PRPS" shall mean the Alaska Railroad Corporation, Chugach Electric Association, Inc., Westinghouse
Electric Corporation, Montgomery Ward & Co., Inc., J.C. Penney
Company, Inc., and Bridgestone/Firestone, Inc.
                  13. "Site" shall mean the Standard Steel and Metals Superfund Site, 2400 Railroad Avenue, Anchorage, Alaska 99501.
                  14. "Unattributed Share" shall mean an amount equal to the difference between the sum of the shares assigned to each Party pursuant to Paragraph 24 and the Scrap Removal Cost.
                                     PARTIES
                  15. "Alaska Railroad Corporation" ("ARRC") is a public corporation of the State of Alaska created by Alaska Statute 42.40 with its principal place of business in Anchorage, Alaska.
                  16. "Chugach Electric Association, Inc." ("Chugach") is an Alaska electric cooperative corporation with its principal place of business in Anchorage, Alaska.
                  17. "Bridgestone/Firestone, Inc." ("Bridgestone/ Firestone") is an Ohio corporation with its principal place of business in Nashville, Tennessee, which is qualified to do business, and is doing business, in the State of Alaska.
                  18. "J. C. Penney Company, Inc." ("J.C. Penney") is a Delaware corporation with its principal place of business in

Plano, Texas, which is qualified to do business, and is doing business, in the State of Alaska.
                  19. "Montgomery Ward & Co., Inc." ("Montgomery Ward") is an Illinois corporation with its principal place of business in Chicago, Illinois, which is qualified to do business, and is doing business, in the State of Alaska.
                  20. "Westinghouse Electric Corporation" ("Westinghouse") is a Pennsylvania corporation with its principal place of business in Pittsburgh, Pennsylvania, which is qualified to do business, and is doing business, in the State of Alaska.
                  21. "Woodward-Clyde Consultants" ("Woodward-Clyde") is a Delaware corporation with its principal place of business in Denver, Colorado, which is qualified to do business, and is doing business, in the State of Alaska.
                  22.      "CEcon Corporation" ("CEcon") is a private
Washington State Corporation with its principal place of business in Tacoma, Washington, which is qualified to do business, and is doing business, in the State of Alaska.
                  23. "United States" is the United States of America, and its agencies, departments, and instrumentalities, including without limitation the Department of Transportation (including the Federal Railroad Administration) and the Department of Defense (including the Defense Logistics Agency, Defense Reutilization and Marketing Service, and the Army/Air Force Exchange Service).

                   PAYMENTS BY SETTLING PARTIES (CONTRIBUTION)

                  24. The Settling Parties agree to allocate their alleged liability for the Scrap Removal Cost as follows:
                  ARRC                                              $ 69,114.21
                  Chugach                                             82,522.06
                  Bridgestone/Firestone                                3,194.81
                  J.C. Penney                                         11,277.70
                  Montgomery Ward                                     10,510.94
                  Westinghouse                                        31,117.49
                  United States                                      472,626.08
                  Unattributed Share                                 180,858.45

                  Scrap Removal Cost                                $861,221.74

                  25. ARRC has provided services and payments to others relating to Scrap Removal which shall be applied as an offset against payment of the share assigned to it in Paragraph 24, as provided in Addendum 3.
                  26. Not later than 30 days after the Effective Date provided in Paragraph 52, each Settling PRP shall deliver payment of the amount assigned to it in Paragraph 24 to ARRC by cashier's check or wire transfer pursuant to instructions ARRC will timely provide to each Settling Party in accordance with Paragraph 46. The instructions shall allow for payment by cashier's check or wire transfer. Sums paid by the Settling PRPs pursuant to this Paragraph shall be held in trust by ARRC and handled and disbursed in accordance with Paragraphs 31 through 35.

                  27. Not later than 90 days after the Effective Date provided in Paragraph 53, the United States shall deliver payment of the amount assigned to it in Paragraph 24, together with an amount equal to the Unattributed Share, to ARRC pursuant to instructions ARRC will timely provide to the United States in accordance with Paragraph 46. The payment shall consist of a check drawn on the United States Treasury in the amount of $618,484.53, and a wire transfer drawn on the funds of the Army/Air Force Exchange Service in the amount of $35,000.00. Sums paid by the United States pursuant to this Paragraph shall be held in trust by ARRC and shall be handled and disbursed in accordance with Paragraphs 31 through 35.
                  28. The United States shall be entitled to a "credit" for payment of the Unattributed Share, as defined in Paragraph 3(d) of the Consent Decree and as provided for in Paragraph 5(e) thereof.
                  29. In the event that any Settling Party fails to make timely payment in full as required in Paragraphs 26 and 27, any amount outstanding shall bear Interest from the date of the default.
                  30. Payments by the United States are subject to the availability of appropriated funds. No provision of this Agreement shall be interpreted as or constitute a commitment or requirement that the United States obligate or pay funds in contravention of the Anti-Deficiency Act, 31 U.S.C. ss. 1341.
                       HANDLING & DISBURSEMENT OF PROCEEDS
                  31. ARRC shall accept funds paid to it pursuant to Paragraphs 26 and 27 in trust, shall maintain those funds in a segregated account appropriate for funds held in trust, and shall use or disburse those funds only as instructed in this Agreement.
                  32. On or before March 23, 1994 ARRC shall disburse funds received to and including that date, not to exceed $100,000, to CEcon. Thereafter, ARRC shall disburse funds in accordance with Paragraphs 33 through 35.
                  33. Not more than 10 days after the time allowed for payment by the Settling PRPs in accordance with Paragraph 26, ARRC shall disburse the proceeds of such payments in accordance with the instructions provided in Paragraph 34. Not more than 10 days after the time allowed for payment by the United States in accordance with Paragraph 27, ARRC shall disburse the proceeds of such payment in accordance with the instructions provided in Paragraph 34.
                  34. Disbursements by ARRC pursuant to Paragraph 33 shall be applied pro rata against the amounts due as set forth in Addenda

1, 2, and 3. Late payments shall be similarly applied, inclusive of any Interest that may have accrued.
                  35. Not later than 30 days after the final disbursement of proceeds, ARRC shall provide a written accounting to each Party documenting receipts and disbursements under this Agreement.
                           a.      Any surplus funds arising from overpayment by
any Settling PRP or the United States shall be refunded to that Party within the same 30 day period.
                           b.    Any surplus arising from any other source shall
be refunded on a pro rata basis to the Settling PRPs and the United
States within the same 30 day period.  The pro rata refund to the

United  States  shall  include  an  amount   calculated  on  the  basis  of  the
Unattributed Share.
                                   WARRANTIES
                  36. Each Contractor and ARRC warrants to each Settling PRP and the United States:
                           a.       that it has and will perform Scrap Removal
operations in a good and workmanlike manner, with the skill and care ordinarily exercised by members of the applicable Party's industry or profession practicing under similar circumstances, and in accordance with generally accepted standards in the applicable
Party's field;
                           b.       that it has conducted its Scrap Removal
operations in accordance with all applicable Federal, state, and local laws and regulations;
                           c.       that it has conducted its Scrap Removal
operations in accordance with any applicable provisions of scrap removal workplan(s) approved by EPA for the Site;
                           d.       that subcontractors, suppliers, materialmen,
and any other persons or entities retained by it in connection with Scrap Removal operations have been paid for services rendered, or will be paid promptly upon presentation of a proper invoice in the ordinary course of business;
                           e.       that no claims have been asserted or
threatened against it by such persons with regard to services performed as part of Scrap Removal;
                           f.       that it has resolved, or will resolve at its
own expense, any claims by others that may arise with regard to Scrap Removal, including, without limitation, claims to ownership of scrap metal, or debris; and
                           g.       that costs invoiced by way of its Addendum
are those for Scrap Removal only, and not for any other work or task.

                  37. In the event that any of the above warranties is breached by any Contractor or ARRC, the Party in breach shall take whatever steps are required to remedy that breach at that Party's sole expense, and shall further hold harmless, indemnify, and defend the Settling PRPs and the United States with regard to any claim, expense, damage, or penalty made or incurred as a result of the breach.
                       RELEASE OF CLAIMS FOR SCRAP REMOVAL
                  38. Each Contractor and ARRC hereby release and forever discharge any and all persons or entities, including, without limitation, the Settling Parties, from and against any and all claims, obligations, causes of action, suits, debts, costs, expenses, damages, or demands whatsoever, known or unknown, vested or contingent, at law or in equity which each Contractor and ARRC ever had, now has, or may acquire against any or all such persons or entities, separately or collectively, arising out of, relating to, or otherwise concerning Scrap Removal or the costs thereof.
                  39. The releases set forth in Paragraph 38 are conditioned upon payment pursuant to Paragraph 26, and shall have no force or effect with regard to any Settling PRP that fails to make payment in accordance with that Paragraph.

                  40. The releases set forth in Paragraph 38 are similarly conditioned upon payment by the United States pursuant to Paragraph 27. The releases shall have no force or effect with regard to the United States if it fails to make payment in accordance with that Paragraph.
                        COVENANTS REGARDING CONTRIBUTION
                  41. In consideration of the actions performed and payments made pursuant to the terms of this Agreement, the United States covenants not to sue any of the Settling PRPs for contribution pursuant to CERCLA ss.ss. 107(a) or 113(f), 42 U.S.C. ss.ss. 9607(a) or 9613(f), state statutory or common law, or any other provision of law, with respect to Scrap Removal. This covenant:
                  a. Applies only to suits for contribution relating to Scrap Removal, and does not restrict any other action by the United States, including, but not limited to:

                           1. An action pursuant to CERCLA ss. 107(a), 42 U.S.C. ss. 9607(a) , to recover costs expended by the Hazardous Substances Superfund or to receive sums for damages for injury to natural resources;

                           2. An action pursuant to CERCLA ss.ss. 107(a) or 113(f), 42 U.S.C. ss. 9607(a), 9613(f), state statutory or common law, or any other
                                  provision of law, seeking contribution for any cost other than that of Scrap Removal as defined in this Agreement;

                  b. Is conditioned upon complete and satisfactory performance by each Settling PRP of its obligations under this Agreement; and

                  c. Extends only to each Settling PRP, and not to any other person or entity.

                  42. In consideration of the actions performed and payments made pursuant to the terms of this Agreement, each Settling PRP covenants not to sue the United States, and further covenants not to sue any other Settling PRP, for contribution pursuant to CERCLA ss.ss. 107(a) or 113(f), 42 U.S.C. ss.ss. 9607(a) or 9613(f), state statutory or common law, or any other provision of law, with respect to Scrap Removal. This covenant:
                  a. Applies only to suits for contribution relating to Scrap Removal, and does not restrict any other action by any Settling PRP, including, but not limited to an action pursuant to CERCLAss.ss. 107(a) or 113(f), 42 U.S.C.ss. 9607(a), 9613(f), state statutory or common law, or any other provision of law, seeking contribution for any cost other than that of Scrap Removal as defined in this Agreement;

                  b. Is conditioned upon complete and satisfactory performance by the United States and by each Settling PRP of its obligations under this Agreement; and

                  c. Extends only to the United States and to each other Settling PRP, and not to any other person or entity.

                              ASSIGNMENT OF RIGHTS

                  43.      Each Settling Party hereby assigns any claims for
contribution   it  may  have  in  connection  with  Scrap  Removal  against
Scott-Douglas Industries, Inc., Pak-Trak Industries, Inc., or Douglas P. Hand to ARRC. Claims not specifically assigned in this Paragraph are reserved by each Settling Party.
                              CONSTRUCTION OF TERMS
                  44. Nothing in this Agreement shall be construed as an indication that the Settling Parties have agreed to an allocation among themselves, either under CERCLA ss. 113, 42 U.S.C. ss. 9613, or otherwise, of any costs of response with respect to the Site other than costs of scrap Removal. Each Settling Party expressly acknowledges that the commitments undertaken pursuant to this Agreement are without prejudice to any position that any Party may take in the course of further discussions or litigation regarding contribution for other costs of response, and without admission that any particular allocation is appropriate.
                  45. Nothing in this Agreement shall be construed as an indication that the Settling Parties accept or agree that any particular allocation between themselves and any other person or entity is appropriate, either under CERCLA ss. 113, 42 U.S.C. ss. 9613 or otherwise, as to any matter, obligation, or liability, other than costs of Scrap Removal.

                            NOTICES AND DOCUMENTATION
                  46. All written communication required or permitted by this Agreement shall be directed to the individuals and the addresses specified below, or to such other individuals as the parties may hereafter designate in writing.

For ARRC:                                   For Bridgestone/Firestone:

Phyllis Johnson                             Jim Vines, Staff Attorney
Vice President &                            Bridgestone/Firestone, Inc.
General Counsel                             50 Century Boulevard
Alaska Railroad Corp.                       Nashville, TN 37214
P.O. Box 107500                             (615) 872-1498
Anchorage, AK 99510-7500                    (615) 872-1490
(907) 265-2461
(907) 265-2443 Telefax                      Stephen M. Ellis
                                            Delaney, Wiles, Hayes, Reitman
                                            & Brubaker
                                            1007 West Third Ave., Suite 400
                                            Anchorage, AK 99510
                                            (907) 279-3581
                                            (907) 277-1331 Telefax

For Chugach:                                For Woodward-Clyde:

Carol Johnson, Esq.                         Phyllis A. Brunner
General Counsel                             Vice President
Chugach Electric Assn.                      Seattle Operation Mgr.
P.O. Box 196300                             Woodward-Clyde Consultants
Anchorage, AK 99519-6300                    3440 Bank of California Center
(907) 762-4790                              900 4th Avenue
(907) 762-4688 Telefax                      Seattle, WA 98164
                                            (206) 343-7933
R. Paul Beveridge                           (206) 343-0513
Heller, Ehrman, White &
  McAuliffe
6100 Columbia Center
701 Fifth Avenue
Seattle, WA 98104-7098
(206) 447-0900
(206) 447-0849 Telefax

For Westinghouse:                           For CEcon:

Stephen T. Wardzinski                       Charles Engstrom
Chief Counsel, Environmental                CEcon Corporation
  Affairs                                   P.O. Box 1514
Westinghouse Electric Corp.                 Tacoma, WA 98401
Westinghouse Building                       (206) 272-8851

Gateway Center                              (206) 272-1334 Telefax
Pittsburgh, PA 15222
(412) 642-5899
(412) 642-3923 Telefax
(Cont'd.)
Joseph L. Reece
Davis Wright Tremaine
550 W. 7th Avenue, Suite 1450
Anchorage, AK 99501
(907) 257-5300
(907) 257-5399

For Montgomery Ward:                        For J.C. Penney:

Phillip D. Delk, Esq.                       J.C. Penney, Inc.
Vice President & Deputy                     Corporate Risk Management
General. Counsel                            2000 Oxford Drive, Second Floor
Corporate Offices                           Bethel Park, PA 15102
Montgomery Ward & Co., Inc.                 Attn: Mary Ann Snyder
535 West Chicago Ave.
Suite 3N                                    George Lyle, Esq.
Chicago, IL 60610                           Guess & Rudd
                                            510 L Street, Suite 700
George Lyle, Esq.                           Anchorage, AK 99501
Guess & Rudd                                (907) 276-5121
510 L Street, Suite 700                     (907) 279-8354 Telefax
Anchorage, AK 99501
(907) 276-5121
(907) 279-8354 Telefax

For the United States:

Bruce Noble
DRMS-SHO, Federal Center
74 North Washington
Battle Creek, MI 49017-3091
(616) 961-7412
(616) 961-5841 Telefax

Michael D. Rowe
U.S. Department of Justice
Environment & Natural Resources
  Division

P.O. Box 23986
Washington, DC 20036-3986
(202) 514-3144
(202) 616-2426 Telefax

                                  MISCELLANEOUS

                  47. This Agreement applies to and is binding upon the United States, each Settling PRP, and each Contractor, as defined, together with their successors and assigns. Changes in ownership or corporate status, including but not limited to any transfer of assets, or real or personal property, shall not alter the responsibility of any Settling PRP or Contractor subject to this Agreement.
                  48. The undersigned representatives of each Party certify that they are fully authorized by the Party or Parties each of them represents to enter into the terms and conditions of this Agreement, and to bind those parties to those terms and conditions.
                  49.      This Agreement, together with pertinent provisions
of the Consent Decree,  represent the entire  understanding  of the Parties with regard to Scrap Removal.
                  50. This Agreement shall not be modified except by appropriate written instrument executed by each Party.
                  51. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
                                 EFFECTIVE DATE

                  52. This Agreement shall be effective between and among the Settling PRPs and the Contractors on March 18, 1994.


                  53. This Agreement shall be effective between and among the United States, the Settling PRPS, and the Contractors on, and not before, the date of execution by the Assistant Attorney General for Environment and Natural Resources. The United States shall promptly serve a notice on each Party by tele-facsimile upon such execution.
                  54. No release, covenant, or warranty under this Agreement, whether given or received, shall apply with regard to any party until the Effective Date applicable to that Party as provided in Paragraphs 52 and 53.
                                     FOR THE
                                     UNITED STATES OF AMERICA



Date:   3-21-94                      /s/  Lois J. Schiffer
                                     LOIS J. SCHIFFER
                                     Acting Assistant Attorney
                                     General
                                     Environment and Natural
                                     Resources Division
                                     U.S. Department of Justice
                                     Washington, D.C. 20530

                                     /s/ Michael D. Rowe
                                     MICHAEL D. ROWE, Attorney
                                     Environmental Defense Section
                                     Environment and Natural
                                     Resources Division
                                     P.O. Box 23986
                                     Washington, D.C. 20026
                                     (202) 514-3144

                                 ROBERT C. BUNDY
                                 United States Attorney for the
                                 District of Alaska


Date: ______________              _______________________________
                                  MICKALE C. CARTER
                                  Assistant United States
                                  Attorney
                                  No. 9, Federal Building and
                                  U.S. Courthouse
                                  701 C Street
                                  Anchorage, Alaska 99513

                                  FOR THE SETTLING DEFENDANTS:

                                  ALASKA RAILROAD CORPORATION



Date   3/22/94                    /s/  Robert D. Hatfield, Jr.
                                  ROBERT S. HATFIELD, JR.
                                  President & Chief Executive
                                     Officer

                                 CHUGACH ELECTRIC ASSOCIATION, INC.



Date:    3/17/94                 /s/  David L. Highers
                                 DAVID L. HIGHERS
                                 General Manager
                                 Chugach Electric Association,
                                      Inc.

                                 WESTINGHOUSE ELECTRIC CORPORATION



Date:   3-28-94                 /s/  Samuel R. Pitts
                                SAMUEL R. PITTS
                                Vice President

                                 MONTGOMERY WARD & CO., INC.



Date:    March 27,1994           /s/  Phillip D. Delk
                                 [Name and title] vice president

                                 J. C. PENNEY COMPANY, INC.



Date:   March 28, 1994           /s/  Carl B. Seaholm
                                 Carl B. Seaholm
                                 Manager
                                 Corporate Risk Management

                                  BRIDGESTONE/FIRESTONE, INC.



Date:   4-25-94                   /s/  James K. Vines
                                 JAMES K. VINES
                                 GENERAL COUNSEL - ENVIRONMENTAL

                                 WOODWARD CLYDE CONSULTANTS



Date:   March 21,1994            /s/ Phyllis A. Brunner
                                 PHYLLIS A. BRUNNER
                                 Vice President

                                 CECON CORPORATION



Date:   3/21/94                  /s/  Charles Engstrom
                                 CHARLES ENGSTROM
                                 President

                                   ADDENDUM 1
                           WOODWARD-CLYDE CONSULTANTS



I.       Expenses:

         A.       Woodward-Clyde invoices:

                  #1356             dtd     09/17/96        $ 31,236.43
                  #3336             dtd     10/08/93          34,609.41
                  #6730             dtd     11/12/93          19,714.58
                  #10283            dtd     12/10/93           9,398.52
                  #13555            dtd     01/05/94           9,101.38

                  Subtotal invoices                         $104,060.32

         B.       Additional work:

                  Landfill debris oversight
                  (Firm lump sum price)                     $ 14,860.00

         C.       Total expenses                            $115,920.32

II.      Receipts against expenses:                         $     00.00

III.     Amount due:                                        $118,920.32



                                   Addendum 2
                                CEcon Corporation


I.       Expenses:

         A.       Cecon invoices:

                  #1820             dtd     09/04/93         $240,981.95
                  #1828             dtd     10/01/93          149,452.03
                  #1847             dtd     10/27/93          155,799.63
                  #1848             dtd     10/27/93          106,343.83
                  #1849             dtd     10/30/93           63,680.94
                  #1850             dtd     12/02/93          107,425.37
                                                             -----------

                  Subtotal Cecon invoices                    $823,683.75

         B.       Additional work:

                  Proposal dtd 02/25/94 for
                  removal of debris pile
                  (Firm lump sum price)                      $ 90,390.00
                                                              ----------

         C.       Total Cecon expenses:                      $914,073.75

II.      Receipts against expenses:
         (dates are of cover letters)

                  11/03/93                  $10,373.90
                  11/22/93                   71,699.40
                  11/22/93                    2,104.80
                  11/22/93                    1,062.00
                  11/30/93                    1,100.00
                  12/30/93                   36,814.80
                  01/05/94                   50,887.20
                  01/05/94                    3,090.60
                  01/05/94                    1,300.00
                  01/19/94                   30,445.20
                  01/31/94                   35,354.00       $244,231.90
                                             ---------       -----------

III.     Amount due:                                         $669,841.85

                                   Addendum 3
                           Alaska Railroad Corporation



I.       Expenses:

         A.       Internal labor                         $19,456.12
         B.       Landfill fees                            1,315.45
         C.       Shipment of 129 railcars
                   from Anch-Whittier                     20,382.00
         D.       Shipment of 129 railcars
                   from Whittier-Seattle                          -0-
         E.       Switch charges in Seattle
                   (129 railcars)                         25,800.00
         F.       APC tie downs                            8,000.00
         G.       Shipment of 25 APC flat-
                   cars from Anch-Whittier                 3,950.00
         H.       Shipment of 25 APC flat-
                   cars from Whittier-Seattle                     -0-
         I.       Switch charges in Seattle
                   (25 APC flatcars)                       5,000.00
         J.       Bank fees for trust account                120.00

                  Total ARRC expenses                                $84,023.57

II.      Revenues

         A.       Net proceeds of sale of
                   remaining APCs to Purdy Co.           $ 5,939.00
         B.       Remaining local scrap sales              5,625.00
                                                          ---------

                  Total revenues                                     $11,564.00

III.     Amount due                                                  $72,459.57